================================================================================

             As filed with the Securities and Exchange Commission on
                       March 28, 2003. File No. 811-4347.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-1A

             REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY |X|
                                   ACT OF 1940

                                Amendment No. 85

                        (Check appropriate box or boxes)

                                    GMO Trust
               (Exact name of registrant as specified in charter)

           c/o GMO Trust, 40 Rowes Wharf, Boston, Massachusetts 02110
                    (Address of principal executive offices)

                                 (617) 330-7500
              (Registrant's Telephone Number, including Area Code)

                               R. Jeremy Grantham
                                    GMO Trust
                                 40 Rowes Wharf
                           Boston, Massachusetts 02110
                     (Name and address of agent for service)

                                    Copy to:
                          J. B. Kittredge, Jr., Esquire
                                  ROPES & GRAY
                             One International Place
                           Boston, Massachusetts 02110

      It is intended that this filing become effective immediately upon filing in accordance with Section 8 under the Investment Company Act of 1940.

================================================================================

This filing relates solely to the GMO Alpha LIBOR Fund; it is intended that no information relating to any other series of GMO Trust is amended or superseded hereby.

                          PRIVATE PLACEMENT MEMORANDUM

                                 March 28, 2003

                              GMO Alpha LIBOR Fund
                   40 Rowes Wharf, Boston, Massachusetts 02110

      The GMO Alpha LIBOR Fund (the "Fund") is one of thirty-nine separate investment portfolios of GMO Trust (the "Trust"), an open-end management investment company. Other portfolios are offered pursuant to separate prospectuses.

                               Investment Manager
                                       GMO
                     Grantham, Mayo, Van Otterloo & Co. LLC

      This Private Placement Memorandum concisely describes the information which investors ought to know about the Fund before investing. Please read this memorandum carefully and keep it for further reference. A Statement of Additional Information dated March 28, 2003, as revised from time to time, is available free of charge by writing to GMO Shareholder Services, 40 Rowes Wharf, Boston, Massachusetts 02110 or by calling (617) 346-7646. The Statement of Additional Information, which contains more detailed information about the Fund, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated by reference into this Private Placement Memorandum.

      THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS SO REGISTERED OR EXEMPT THEREFROM. HOWEVER, THE SECURITIES ARE REDEEMABLE AS DESCRIBED IN THIS PRIVATE PLACEMENT MEMORANDUM. IN CERTAIN CASES INVESTORS MAY BE REDEEMED "IN KIND" AND RECEIVE PORTFOLIO SECURITIES HELD BY THE FUND IN LIEU OF CASH UPON REDEMPTION. IN SUCH CASE, AN INVESTOR WILL INCUR COSTS WHEN THE INVESTOR SELLS THE SECURITIES DISTRIBUTED.

      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OR PROVIDE ANY INFORMATION WITH RESPECT TO THE SHARES EXCEPT SUCH INFORMATION AS IS CONTAINED IN THIS MEMORANDUM AND IN THE STATEMENT OF ADDITIONAL INFORMATION OR IN OTHER MATERIALS APPROVED BY THE TRUST. NO SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN MATTERS DISCUSSED HEREIN SINCE THE DATE HEREOF.

      GMO ALPHA LIBOR FUND (the "Fund") is a series of GMO Trust (the "Trust"). At this time GMO does not intend to publicly offer Fund shares. Fund shares are principally available only to other GMO funds and certain accredited investors. The Fund is managed by Grantham, Mayo, Van Otterloo & Co. LLC (the "Manager" or "GMO").

      The Manager does not charge the Fund any management or service fees. In addition, the Manager will bear all of the Fund's expenses (excluding fees and expenses of the independent trustees of the Trust, brokerage commissions and other investment-related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses, interest expense and transfer taxes).

INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED RISKS

      Note: Except for policies specifically identified as "fundamental," the trustees of the Trust may change any of the Fund's operating policies and restrictions without shareholder approval.

      Investment Objective & Principal Strategies:

      The Fund is a non-diversified investment company. The Fund's investment objective is high total return comparable to the 3-month London Inter-Bank Offer Rate ("LIBOR"). The Fund seeks to achieve its objective by investing primarily in relatively high quality, low volatility fixed income instruments. The Fund's benchmark index is the J.P. Morgan U.S. 3-Month Cash Index.

      Fixed income instruments in which the Fund may invest include those securities issued by federal, state, local, and foreign governments, and a wide range of private issuers. The Fund may invest in government securities, corporate debt securities, mortgage-related and asset-backed securities, money market instruments, reverse repurchase agreements, and repurchase agreements. The Fund's fixed income investments may have all types of interest rate, payment and reset terms, including fixed rate, adjustable rate, zero coupon, contingent, deferred, payment-in-kind, and auction rate features. The Fund will generally have a dollar-weighted portfolio duration of zero to two years (excluding short-term investments).

      The Fund may use derivative instruments, including options, futures, options on futures, and swap contracts.

      The Fund will invest primarily in investment-grade instruments, but may invest up to 5% of its total assets in securities rated below investment grade (that is, rated below BBB by Standard & Poor's Ratings Services ("S&P"), below Baa by Moody's Investors Service, Inc. ("Moody's"), or comparable unrated securities) at the time of purchase.

      Related Investment Risks:

      The value of your investment in the Fund changes with the value of the Fund's investments. Many factors can affect those values, and you can lose money by investing in the Fund. Factors that may affect the portfolio as a whole are called "principal risks" and are summarized in this section. This summary describes the nature of these general risks but is not intended to include every potential risk. The Fund could be subject to additional risks because the types of investments it makes change over time. The Statement of Additional Information (the "SAI") includes more information about the Fund and its investments. The SAI is available free of charge by contacting the Trust.

      -  Market Risk

      The Fund is subject to market risk, which is the risk of unfavorable market-induced changes in the value of the securities owned by the Fund. The following summarizes certain general market risks associated with investments in fixed income securities.

      The value of the Fund's investments in fixed income securities (including bonds, notes and asset-backed securities) will typically change as interest rates fluctuate. During periods of rising interest rates, values of fixed income securities generally decline. Conversely, during periods of falling interest rates, values of fixed income securities generally rise. This kind of market risk, also called interest rate risk, is generally greater for fixed income securities with longer maturities and when the Fund's portfolio is characterized by longer durations (a measure of the expected cash flows of a fixed income security). This risk is also present, but to a somewhat lesser extent, in securities with short durations. Because the Fund invests primarily in fixed income securities, this risk will be particularly pronounced. While interest rate risk is attendant with all fixed income securities and tends to depend mostly on the duration of the security, interest rate risk is generally more pronounced with lower-rated securities and so may be more significant to the extent the Fund invests in lower-rated securities (also called "junk bonds") or comparable unrated securities.

      In addition, a related market risk exists when the Fund invests to a material extent in mortgage-related or other asset-backed securities that may be prepaid. Because prepayments generally increase when interest rates fall, these investments are subject to the risk that cash flows from securities will have to be reinvested at lower rates. Likewise, since prepayments decrease when interest rates rise, these securities have maturities that tend to be longer when that is least desirable -- when interest rates are rising.

      -  Liquidity Risk

      Liquidity risk exists when particular investments are difficult to purchase or sell due to a limited market or to legal restrictions, such that the Fund may be prevented from selling particular securities at the price at which the Fund values them. Securities of companies with smaller market capitalizations, foreign securities, derivatives, or securities with substantial market and/or credit risk tend to have the greatest exposure to liquidity risk. This risk may be particularly pronounced when the Fund invests a significant portion of its assets in foreign securities and related derivatives that are not widely traded and that may be subject to purchase and sale restrictions.

      -  Derivatives Risk

      The Fund may use derivatives, which are financial contracts whose value depends upon, or is derived from, the value of an underlying asset, reference rate or index. Derivatives may relate to stocks, bonds, interest rates, currencies or currency exchange rates, commodities, and related indexes. The Fund may use derivatives for hedging purposes. The Fund may also use derivatives as a way to efficiently adjust the exposure of the Fund to various securities, markets and currencies without the Fund having to actually sell current assets and purchase different ones. This is generally done either because the adjustment is expected to be relatively temporary or in anticipation of effecting the sale and purchase of Fund assets over time. For a description of the various derivative instruments that may be utilized by the Fund, refer to the SAI.

      The use of derivative instruments involves risks different from, or greater than, the risks associated with investing directly in securities and other more traditional investments. Derivatives are subject to a number of risks described elsewhere in this section, including market risk, liquidity risk and the credit risk of the counterparty to the derivatives contract. Since their value is calculated and derived from the value of other assets, instruments or references, there is greater risk that derivatives will be improperly valued. Derivatives also involve the risk that changes in the value of the derivative may not correlate perfectly with relevant assets, rates or indexes they are designed to hedge or to closely track. Also, suitable derivative transactions may not be available in all circumstances and there can be no assurance that the Fund will engage in these transactions to reduce exposure to other risks when that would be beneficial.

      -  Non-Diversification Risk

      Most analysts believe that overall risk can be reduced through diversification, while concentration of investments in a small number of securities increases risk. The Fund is not "diversified" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"). This means it is allowed to invest in a relatively small number of issuers and/or foreign currencies with greater concentration of risk. As a result, credit, market and other risks associated with the Fund's investment strategies or techniques may be more pronounced.

      -  Leveraging Risk

      The Fund's portfolio may be economically leveraged if the Fund temporarily borrows money to meet redemption requests and/or to settle investment transactions. Also, the Fund may enter into reverse repurchase agreements and invest in other derivatives, which may result in economic leverage. Leverage may disproportionately increase a Fund's portfolio losses and reduce opportunities for gain when interest rates are changing.

      The Fund is not limited with respect to the extent to which derivatives may be used or with respect to the absolute face value of the derivative positions employed. The Fund controls the projected tracking error relative to the Fund's benchmark to manage effective market exposure resulting from derivatives in the portfolio. This means that the Fund may be leveraged when measured in terms of aggregate exposure of the Fund's assets.

      - Credit and Counterparty Risk

      This is the risk that the issuer or guarantor of a fixed income security, the counterparty to an OTC derivatives contract, or a borrower of the Fund's securities, will be unable or unwilling to make timely principal, interest or settlement payments, or to otherwise honor its obligations.

      Credit risk associated with investments in fixed income securities relates to the ability of the issuer to make scheduled payments of principal and interest on an obligation. The Fund is subject to the risk that the issuers of the securities it owns will have their credit ratings downgraded or will default, potentially reducing the Fund's share price and income level. Nearly all fixed income securities are subject to some credit risk, which may vary depending upon whether the issuers of the securities are corporations, domestic or foreign governments, or their subdivisions or instrumentalities. Even certain U.S. Government securities are subject to credit risk. Additional risk exists where there is no rating for the fixed income security and the Manager has to assess the risk subjectively.

      Credit risk is particularly acute for lower-rated securities (also called "junk bonds"), which are fixed income securities rated lower than Baa by Moody's or BBB by S&P, or are determined by the Manager to be of comparable quality to securities so rated. Lower-rated securities carry a high degree of credit risk and are considered predominantly speculative with respect to the issuer's continuing ability to meet principal and interest payments. Lower-rated securities may also be more susceptible to real or perceived adverse economic and competitive industry conditions and may be less liquid than higher-rated securities.

      In addition, the Fund is also exposed to credit risk because it may generally make use of OTC derivatives (such as swap contracts) and because it may engage to a significant extent in the lending of the Fund's securities or use of repurchase agreements.

      - Management Risk

      The Fund is subject to management risk because it relies on the Manager's ability to pursue its objective. The Manager will apply investment techniques and risk analyses in making investment decisions for the Fund, but there can be no guarantee that these will produce the desired results. As noted above, the Manager may also fail to use derivatives effectively, for example, choosing to hedge or not to hedge positions precisely when it is least advantageous to do so. As indicated above, however, the Fund is generally not subject to the risk of market timing because it generally stays fully invested in fixed income securities and related derivative instruments.

Fees and Expenses

      The following table describes the fees and expenses you may pay if you buy and hold shares of the Fund.

Annual Fund Operating Expenses (expenses that are deducted from Fund assets as a percentage of average net assets):


         Management Fee......................................   0.00%
         Shareholder Service Fee.............................   0.00%
         Other Operating Expenses............................   0.06%1,2

         Total Annual Operating Expenses.....................   0.06%1,2
         Expense Reimbursement...............................   0.02%1

         Net Annual Expenses.................................   0.04%1,2

Notes to Fees and Expenses:

1. The Fund changed its fiscal year end from February 28/29 to November 30. Expense percentages in the table are annualized percentages based on actual expenses incurred by the Fund during the fiscal year beginning March 1, 2002 and ending November 30, 2002.

2. Includes interest expense of 0.03% that was incurred as a result of the Fund's use of reverse repurchase agreements. See Financial Highlights. Income earned on investing proceeds from reverse repurchase agreements is included in interest income.

Example:

      The example below illustrates the expenses you would incur on a $10,000 investment in the Fund over the stated periods, assuming your investment had a 5% return each year and the Fund's operating expenses remained the same (with or without redemption at the end of each time period). The example is for comparative purposes only and does not represent past or future expenses or performance. Actual expenses and performance may be higher or lower. Except as otherwise noted, the expenses shown assume no reimbursement of expenses by the Manager.

              1 Year (after reimbursement)..........   $ 4
              3 Years...............................   $17
              5 Years...............................   $32
              10 Years..............................   $75

MANAGEMENT, ORGANIZATION, CAPITAL STRUCTURE

      Management of the Trust:

      The Fund is a series of the Trust, which is advised and managed by Grantham, Mayo, Van Otterloo & Co. LLC, 40 Rowes Wharf, Boston, Massachusetts 02110 (the "Manager" or "GMO") which provides investment advisory services to a substantial number of institutional and other investors.

      Under a Management Contract with the Trust, the Manager selects and reviews the Fund's investments and provides executive and other personnel for the management of the Trust. In addition to management services, the Manager administers the Fund's affairs. Pursuant to the Trust's Agreement and Declaration of Trust, the Board of Trustees supervises the affairs of the Trust as conducted by the Manager.

      Day-to-day management of the Fund is the responsibility of the Fixed Income Division, which is comprised of investment professionals associated with GMO. No one person is primarily responsible for making recommendations to any investment division.

CUSTODIAN AND TRANSFER AGENT

      Investors Bank & Trust Company ("IBT"), 200 Clarendon Street, Boston, Massachusetts 02116, serves as the Fund's custodian and transfer agent.

SHAREHOLDER INFORMATION

      Purchase of Fund Shares:

      Currently, shares of the Fund are principally available for purchase by other GMO funds and certain other accredited investors. All investors must be "accredited investors" as defined in Regulation D under the Securities Act of 1933.

      All investments are made at the net asset value next determined after an order and payment for the investment are received by the Fund by the designated cutoff time for each accredited investor. There is no minimum initial or subsequent investment in the Fund. The Fund reserves the right to cease accepting investments in the Fund at any time or to reject any investment order.

      Shares may be purchased (i) in cash, (ii) in exchange for securities subject to the determination by the Manager that the securities to be exchanged are acceptable, or (iii) by a combination of such securities and cash. Securities acceptable to the Manager as consideration for Fund shares will be valued as set forth under "Determination of Net Asset Value" (generally the last quoted sale price) as of the time of the next determination of net asset value after such acceptance. All dividends, subscription or other rights which are reflected in the market price of accepted securities at the time of valuation become the property of the Fund and must be delivered to the Trust upon receipt by the investor from the issuer. A gain or loss for federal income tax purposes may be realized by investors upon the exchange, depending upon the investor's basis in the securities tendered. The Manager will not approve securities as acceptable consideration for Fund shares unless (1) the Manager, in its sole discretion, believes the securities are appropriate investments for the Fund; (2) the investor represents and agrees that all securities offered to the Fund are not subject to any restrictions upon their sale by the Fund under the Securities Act of 1933, or otherwise; and (3) the securities may be acquired under the investment restrictions applicable to the Fund.

      Redemption of Fund Shares:

      An investor in the Fund may redeem all or a portion of its investment at the net asset value next determined after receipt by the Fund of a redemption request in proper form on any day the New York Stock Exchange ("Exchange") is open for business ("business day"). The redemption request must be received by the close of regular trading on the Exchange (normally 4:00 p.m. Eastern time). Proceeds of the redemption will be paid as promptly as possible but in any event within seven business days after receipt of the request.

      If the Manager determines, in its sole discretion, that it would be detrimental to the best interests of the remaining shareholders of the Fund to make payment wholly or partly in cash, the Fund may pay the redemption price in whole or in part by a distribution in-kind of securities held by the Fund in lieu of cash. Securities used to redeem Fund shares in-kind will be valued in accordance with the Fund's procedures for valuation described under "Determination of Net Asset Value." Securities distributed by the Fund in-kind will be selected by the Manager in light of the Fund's objective and will not generally represent a pro rata distribution of each security held in the Fund's portfolio. Any in-kind redemptions will be of readily marketable securities to the extent available. Investors may incur brokerage charges on the sale of any such securities so received in payment of redemptions.

      The Fund may suspend the right of redemption and may postpone payment for more than seven days when the Exchange is closed for other than weekends or holidays, or if permitted by the rules of the Securities and Exchange Commission during periods when trading on the Exchange is restricted or during an emergency which makes it impracticable for the Fund to dispose of its securities or to fairly determine the value of the net assets of the Fund, or during any other period permitted by the Securities and Exchange Commission for the protection of investors.

      Determination of Net Asset Value:

      The net asset value or "NAV" of a share is determined as of the close of regular trading on the New York Stock Exchange ("NYSE"), generally 4:00 p.m. Eastern time. The Fund may elect not to determine its NAV on days during which no share is tendered for redemption and no order to purchase or sell such share is received by the Fund. The Fund's net asset value is determined by dividing the total market value of the Fund's portfolio investments and other assets, less any liabilities, by the total outstanding shares of the Fund. The market value of the Fund's investments is generally determined as follows:

      Exchange listed securities

      -  Last sale price or

      -  Most recent bid price (if no reported sale) or

      - Broker bid (if the private market is more relevant in determining market value than the exchange), based on where the securities are principally traded and their intended disposition

Unlisted securities (if market quotations are readily available)

      -  Most recent quoted bid price

Certain debt obligations (if less than sixty days remain until maturity)

      - Amortized cost (unless circumstances dictate otherwise; for example, if the issuer's creditworthiness has become impaired)

All other fixed income securities and options on those securities (includes bonds, loans, structured notes)

      -  Closing bid supplied by a primary pricing source chosen by the Manager

All other assets and securities (if no quotations are readily available)

      - Fair value as determined in good faith by the Trustees or persons acting at their direction

      The Manager evaluates primary pricing sources on an ongoing basis, and may change any pricing source at any time. However, the Manager will not normally evaluate the prices supplied by the pricing sources on a day-to-day basis. The Manager is kept informed of erratic or unusual movements (including unusual inactivity) in the prices supplied for a security and may in its discretion override a price supplied by a source (by taking a price supplied from another) because of such price activity or because the Manager has other reasons to believe that a price supplied may not be reliable. Certain securities may be valued on the basis of a price provided by a principal market maker. Prices provided by principal market makers may vary from the value that would be realized if the securities were sold.

      The values of securities quoted in foreign currencies are translated into U.S. dollars at current exchange rates or at such other rates as the Trustees or persons acting at their direction may determine in computing net asset value. Fluctuations in the value of foreign currencies in relation to the U.S. dollar will affect the net asset value of Fund shares even though there has not been any change in the values of such securities and options measured in terms of the foreign currencies in which they are denominated.

      Foreign exchanges and securities markets usually close prior to the time the NYSE closes and values of foreign options and foreign securities will be determined as of those earlier market closings. Events affecting the values of foreign securities may occasionally occur between the earlier market closings and the closing of the NYSE which will not be reflected in the computation of the Fund's net asset value. If an event materially affecting the value of foreign securities occurs during that period, then those securities may be valued at fair value as determined in good faith by the Trustees or persons acting at their direction. In addition, because the Fund holds portfolio securities listed on foreign exchanges which may trade on days on which the NYSE is closed, the net asset value of the Fund's shares may be significantly affected on days when investors will have no ability to redeem their shares in the Fund.

      Distributions:

      The Fund's policy is to declare and pay distributions of its dividends and interest semi-annually. The Fund also intends to distribute net gains from the sale of securities held by the Fund for not more than one year ("net short-term capital gains") and net gains from the sale of securities held by the Fund for more than one year ("net long-term capital gains") at least annually.

      All dividends and/or distributions will be paid in shares of the Fund, at net asset value, unless the shareholder elects to receive cash. Shareholders may make this election by marking the appropriate box on the application or by writing to the Trust.

      Taxes:

      The following is a general summary of the principal U.S. federal income tax consequences to shareholders investing in the Fund. The Fund's shareholders will include certain other funds of the Trust. The summary below does not address tax consequences to shareholders of those other funds. Shareholders of those other funds should refer to the prospectuses and statements of additional information for those funds for a summary of the tax consequences to such shareholders.

      - The Fund will be treated as a separate taxable entity for federal income tax purposes and intends to qualify each year as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

      - Fund distributions derived from interest, dividends and certain other income, including in general short-term capital gains, will be taxable to shareholders as ordinary income whether received in cash or reinvested in additional shares. Properly designated Fund distributions derived from net long-term capital gains will be taxable as such regardless of how long a shareholder may have owned shares in the Fund or whether distributions are received in cash or in reinvested in additional shares.

      - Distributions by the Fund result in a reduction in the net asset value of the Fund's shares. If you buy shares just prior to a taxable distribution by the Fund, you will pay the full price of the shares (including the value of the pending distribution). When the distribution is then paid, it will be subject to tax, even though, from an investment standpoint, it may constitute a partial return of capital.

      - The Fund's investments in mortgage-backed and other asset-backed securities, debt obligations issued or purchased at a discount, assets "marked to the market" for federal income tax purposes, foreign securities, and, potentially, so-called "indexed securities" (including inflation indexed bonds) may increase or accelerate the Fund's recognition of income, including the recognition of taxable income in excess of the cash generated by such investments. These investments may, therefore, affect the timing or amount of the Fund's distributions and may cause the Fund to liquidate other investments at a time when it is not advantageous to do so to satisfy the distribution requirements that apply to entities taxed as regulated investment companies.

      - The Fund's use of derivatives may increase the amount of taxes payable by its shareholders.

      - Any gain resulting from a shareholder's sale, exchange or redemption of shares will generally also be subject to tax.

      - The Bush Administration has announced a proposal to reduce or eliminate the tax on dividends paid out of earnings previously taxed at the corporate level. Many of the details of the proposal have not been specified, and the prospects for this proposal are unclear. Accordingly, it is not possible to evaluate how this proposal might affect the tax discussion above.

      This section relates only to the U.S. federal income tax consequences of investing in the Fund. The consequences under other tax laws may differ. Shareholders should consult their tax advisors as to the possible application of foreign, state, and local income tax laws to Fund dividends and capital distributions. Please see the Statement of Additional Information for additional information regarding the tax aspects of investing in the Fund.

DISTRIBUTION ARRANGEMENTS

      The Fund does not charge any sales load or Rule 12b-1 fees. Currently, the Fund offers only a single class of shares.

                              FINANCIAL HIGHLIGHTS

              (For a share outstanding throughout the period shown)

      The financial highlights table is intended to help you understand the Fund's financial performance for the past five years (or, if shorter, the period of the Fund's operations). Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, independent accountants, whose report, along with the Fund's financial statements, is included in the Trust's Annual Report, which is incorporated by reference in the Statement of Additional Information and available upon request.

GMO ALPHA LIBOR FUND

                                                                                                                     Period from
                                                                                                                     December 31,
                                                                                                                        1999
                                                                                                                    (commencement
                                                           Period from                                              of operations)
                                                          March 1, 2002                         Year Ended            through
                                                             through            Year Ended      February 28,         February 29,
                                                        November 30, 2002*   February 28, 2002    2001(7)               2000
                                                        ------------------   -----------------  ------------        ----------------
Net asset value, beginning of period ..............         $  25.66           $    26.14        $    25.29          $  25.00
Income from investment operations:
     Net investment income ........................             0.65(2)              1.23(2)           1.83(2)           0.26
     Net realized and unrealized gain (loss) ......            (2.31)               (0.27)             0.07              0.03
     Total from investment operations .............            (1.66)                0.96              1.90              0.29
Less distributions to shareholders:
     From net investment income ...................            (0.15)               (1.44)            (1.05)             --
     From net realized gains ......................            (0.08)             --                --                   --
     Total distributions ..........................            (0.23)               (1.44)            (1.05)             --
Net asset value, end of period ....................         $  23.77           $    25.66        $    26.14           $ 25.29
Total Return(1) ...................................            (6.53)%(3)            3.69%             7.61%             1.16%(3)
Ratios/Supplemental Data:
     Net assets, end of period (000's) ............         $281,715           $1,440,711        $1,520,173          $338,101
     Net operating expenses to average daily net
      assets ......................................             0.01%(4)             0.00%(6)          0.00%(6)          0.00%(4)(6)
     Interest expense to average daily net assets .             0.03%(4)(5)          0.05%(5)          0.20%(5)          0.40%(4)(5)
     Total net expenses to average daily net assets             0.04%(4)             0.05%             0.20%             0.40%(4)
     Net investment income to average daily net
      assets ......................................             3.35%(4)             4.67%             7.05%             6.77%(4)
     Portfolio turnover rate ......................               39%                  29%               39%                4%
     Fees and expenses reimbursed by the Manager
         to average daily net assets ..............             0.02%(4)             0.02%             0.02%             0.02%(4)

(1) The total return would have been lower had certain expenses not been reimbursed during the period shown.

(2)   Computed using average shares outstanding throughout the period.

(3)   Not annualized.

(4)   Annualized

(5) Interest expense incurred as a result of entering into reverse repurchase agreements is included in the Fund's net expenses. Income earned on investing proceeds from reverse repurchase agreements is included in interest income.

(6) Net operating expenses as a percentage of average daily net assets were less than 0.01%.

(7) Effective March 1, 2000, the Fund adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing premium and discount on debt securities. The effect of this change on net investment income and net realized and unrealized gains and losses per share for the year ended February 28, 2001 was less than $0.01 per share. The effect of this change decreased the ratio of net investment income to average net assets from 7.06% to 7.05%. Per share and ratios/supplemental data for periods prior to March 1, 2000 have not been restated to reflect this change in presentation.

*     The Fund changed its fiscal year end from February 28 to November 30.

                                    GMO TRUST

                             ADDITIONAL INFORMATION

      The Fund's annual and semi-annual reports to shareholders contain additional information about the Fund's investments. The Fund's annual report contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year. The Fund's annual and semi-annual reports, and the Fund's Statement of Additional Information (the "Statement") are available free of charge by writing to GMO, 40 Rowes Wharf, Boston, Massachusetts 02110 or by calling collect (617) 346-7646. The Statement contains more detailed information about the Fund and is incorporated by reference into this Private Placement Memorandum.

      Investors can review and copy the Private Placement Memorandum, Statement and reports at the SEC's Public Reference Room in Washington, D.C. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Reports and other information about the Fund are available on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

                              SHAREHOLDER INQUIRIES
                       Shareholders may request additional
                    information from and direct inquiries to:
                             Shareholder Services at
                     Grantham, Mayo, Van Otterloo & Co. LLC,
                        40 Rowes Wharf, Boston, MA, 02110
                          1-617-346-7646 (call collect)

                                       Investment Company Act File No.  811-4347

                              GMO Alpha LIBOR Fund

                       STATEMENT OF ADDITIONAL INFORMATION

                                 March 28, 2003

This Statement of Additional Information is not a prospectus. It relates to the GMO Alpha LIBOR Fund Private Placement Memorandum dated March 28, 2003, and as amended from time to time thereafter (the "Private Placement Memorandum"), and should be read in conjunction therewith. The GMO Alpha LIBOR Fund (the "Fund") is a series of GMO Trust (the "Trust"). Information from the Private Placement Memorandum is incorporated by reference into this Statement of Additional Information. The Private Placement Memorandum may be obtained free of charge from GMO Trust, 40 Rowes Wharf, Boston, Massachusetts 02110, or by calling the Trust collect at (617) 346-7646.

                                TABLE OF CONTENTS

INVESTMENT OBJECTIVES AND POLICIES ........................................    2
FUND INVESTMENTS ..........................................................    2
DESCRIPTIONS AND RISKS OF FUND INVESTMENTS ................................    3
USES OF DERIVATIVES .......................................................   15
INVESTMENT RESTRICTIONS ...................................................   20
DETERMINATION OF NET ASSET VALUE ..........................................   22
DISTRIBUTIONS .............................................................   23
TAXES .....................................................................   23
PERFORMANCE INFORMATION ...................................................   27
MANAGEMENT OF THE TRUST ...................................................   28
INVESTMENT ADVISORY AND OTHER SERVICES ....................................   36
PORTFOLIO TRANSACTIONS ....................................................   38
DESCRIPTION OF THE TRUST AND OWNERSHIP OF SHARES ..........................   39
VOTING RIGHTS .............................................................   40
SHAREHOLDER AND TRUSTEE LIABILITY .........................................   41
BENEFICIAL OWNERS OF 5% OR MORE OF THE FUND'S SHARES ......................   43
FINANCIAL STATEMENTS ......................................................   43
GMO TRUST SPECIMEN PRICE MAKE-UP SHEET ....................................   44
COMMERCIAL PAPER AND CORPORATE DEBT RATINGS ...............................   45

                       INVESTMENT OBJECTIVES AND POLICIES

      The principal strategies and risks of investing in the Fund are described in the Private Placement Memorandum. Unless otherwise indicated in the Private Placement Memorandum or this Statement of Additional Information, the investment objective and policies of the Fund may be changed without shareholder approval.

                                FUND INVESTMENTS

      The following chart indicates the types of investments which the Fund is generally permitted (but not required) to make. The Fund may, however, make other types of investments provided such an investment is consistent with the Fund's investment objective and policies and the Fund's investment restrictions do not expressly prohibit it from so doing:

      - securities issued by federal, state, local and foreign governments (traded in U.S. and abroad)

      -     convertible bonds

      -     fixed income securities of private issuers

      -     depositary receipts: ADRs, GDRs, EDRs

      -     foreign issues traded in the U.S. and abroad

      -     investment companies (open & closed end)

      -     preferred stock

      -     illiquid securities

      -     144A securities

      -     restricted securities

      -     repurchase agreements

      -     reverse repurchase agreements

      -     sovereign debt of emerging countries

      - securities purchased and sold on a when-issued or delayed delivery basis

      -     indexed securities

      -     firm commitments (with banks or broker-dealers)

      -     interest rate/bond futures and related options

      - exchange-traded and OTC options on securities and indexes (including writing covered options)

      -     forward foreign currency contracts

      -     interest rate swap contracts

      -     total return swap contracts

      -     credit default swap contracts

      -     contracts for differences

      -     interest rate caps, floors and collars

      - asset-backed securities including mortgage-backed, CMOs, strips and residuals

      -     loan participations (and other direct debt)

      -     adjustable rate securities

      -     zero coupon securities

      -     dollar roll transactions

      -     warrants

      At least 65% of the Fund's total assets will be invested in or exposed to(1) "bonds" of U.S. issuers. "Bonds" mean any fixed income obligations with an original maturity of two years or more, as well as "synthetic" bonds created by combining a futures contract or option on a fixed income security with cash, a cash equivalent investment or another fixed income security.

                   DESCRIPTIONS AND RISKS OF FUND INVESTMENTS

      The following is a detailed description of certain investment practices in which the Fund may engage and the risks associated with their use.

PORTFOLIO TURNOVER

      Portfolio turnover is not a limiting factor with respect to investment decisions for the Fund. The historical portfolio turnover rate for the Fund is shown under the heading "Financial Highlights" in the Private Placement Memorandum.

      In any particular year, market conditions may well result in greater rates of portfolio turnover than are presently anticipated. High portfolio turnover involves correspondingly greater brokerage commissions and other transaction costs, which will be borne directly by the Fund, and may well involve realization of capital gains that would be taxable when ultimately distributed to shareholders of the other funds of the Trust investing in the Fund, unless such shareholders are themselves exempt. See "Taxes" below.

NON-DIVERSIFIED PORTFOLIO

      The Fund is a "non-diversified" fund under the Investment Company Act of 1940, as amended (the "1940 Act"). As a non-diversified fund, the Fund is permitted to (but is not required to) invest a higher percentage of its assets in the securities of fewer issuers. Such concentration could increase the risk of loss to the Fund should there be a decline in the market value of any one portfolio security. Investment in a non-diversified fund may therefore entail greater risks than investment in a diversified fund. The Fund must, however, meet certain diversification standards to qualify as a "regulated investment company" under the Internal Revenue Code of 1986.

DEBT AND OTHER FIXED INCOME SECURITIES GENERALLY

      Debt and other fixed income securities include fixed income securities of any maturity. Fixed income securities pay a specified rate of interest or dividends, or a rate that is adjusted periodically by reference to some specified index or market rate. Fixed income securities

-------------

      1 The words "exposed to" as used in these guidelines mean that, for purposes of the relevant requirement or restriction, the total of the Fund's exposure to the relevant market or security through direct investments and through derivative instruments will be considered.

include securities issued by federal, state, local and foreign governments and related agencies, and by a wide range of private issuers.

      Fixed income securities are subject to market and credit risk. Market risk relates to changes in a security's value as a result of changes in interest rates generally. In general, the values of fixed income securities increase when prevailing interest rates fall and decrease when interest rates rise. Credit risk relates to the ability of the issuer to make payments of principal and interest. Obligations of issuers are subject to the provisions of bankruptcy, insolvency and other laws, such as the Federal Bankruptcy Reform Act of 1978, affecting the rights and remedies of creditors. Fixed income securities denominated in foreign currencies are also subject to the risk of a decline in the value of the denominating currency.

      Because interest rates vary, it is impossible to predict the Fund's future income from investing in such securities. The net asset value of the Fund's shares will vary as a result of changes in the value of the securities in its portfolio and will be affected by the absence and/or success of hedging strategies.

CASH AND OTHER HIGH QUALITY INVESTMENTS

      The Fund may temporarily invest a portion of its assets in cash or cash items pending other investments or in connection with the earmarking and maintenance of such assets on the custodian's books and records. These cash items and other high quality corporate debt securities may include a number of money market instruments such as securities issued by the United States government and agencies thereof, bankers' acceptances, commercial paper, and bank certificates of deposit. By investing only in high quality money market securities the Fund will seek to minimize credit risk with respect to such investments.

U.S. GOVERNMENT SECURITIES AND FOREIGN GOVERNMENT SECURITIES

      U.S. Government Securities include securities issued or guaranteed by the U.S. government or its authorities, agencies or instrumentalities. Foreign Government Securities include securities issued or guaranteed by foreign governments (including political subdivisions) or their authorities, agencies or instrumentalities or by supra-national agencies. U.S. Government Securities and Foreign Government Securities have different kinds of government support. For example, some U.S. Government Securities, such as U.S. Treasury bonds, are supported by the full faith and credit of the United States, whereas certain other U.S. Government Securities issued or guaranteed by federal agencies or government-sponsored enterprises are not supported by the full faith and credit of the United States. Similarly, some Foreign Government Securities are supported by the full faith and credit of a foreign national government or political subdivision and some are not. In the case of certain countries, Foreign Government Securities may involve varying degrees of credit risk as a result of financial or political instability in such countries and the possible inability of the Fund to enforce its rights against the foreign government issuer.

      Supra-national agencies are agencies whose member nations make capital contributions to support the agencies' activities, and include such entities as the International Bank for

Reconstruction and Development (the World Bank), the Asian Development Bank, the European Coal and Steel Community and the Inter-American Development Bank.

      Like other fixed income securities, U.S. Government Securities and Foreign Government Securities are subject to market risk and their market values fluctuate as interest rates change. Thus, for example, the value of an investment in the Fund which holds U.S. Government Securities or Foreign Government Securities may fall during times of rising interest rates. Yields on U.S. Government Securities and Foreign Government Securities tend to be lower than those of corporate securities of comparable maturities.

      In addition to investing directly in U.S. Government Securities and Foreign Government Securities, the Fund may purchase certificates of accrual or similar instruments evidencing undivided ownership interests in interest payments or principal payments, or both, in U.S. Government Securities and Foreign Government Securities. These certificates of accrual and similar instruments may be more volatile than other government securities.

MORTGAGE-BACKED AND OTHER ASSET-BACKED SECURITIES

      Mortgage-backed and other asset-backed securities may be issued by the U.S. government, its agencies or instrumentalities, or by non-governmental issuers. Interest and principal payments (including prepayments) on the mortgages underlying mortgage-backed securities are passed through to the holders of the mortgage-backed security. Prepayments occur when the mortgagor on an individual mortgage prepays the remaining principal before the mortgage's scheduled maturity date. As a result of the pass-through of prepayments of principal on the underlying mortgages, mortgage-backed securities are often subject to more rapid prepayment of principal than their stated maturity would indicate. Because the prepayment characteristics of the underlying mortgages vary, there can be no certainty as to the predicted yield or average life of a particular issue of pass-through certificates. Prepayments are important because of their effect on the yield and price of the securities. During periods of declining interest rates, such prepayments can be expected to accelerate and the Fund would be required to reinvest the proceeds at the lower interest rates then available. In addition, prepayments of mortgages which underlie securities purchased at a premium could result in capital losses because the premium may not have been fully amortized at the time the obligation was prepaid. As a result of these principal prepayment features, the values of mortgage-backed securities generally fall when interest rates rise, but their potential for capital appreciation in periods of falling interest rates is limited because of the prepayment feature. The mortgage-backed securities purchased by the Fund may include adjustable rate securities, further discussed below.

      Other "asset-backed securities" include securities backed by pools of automobile loans, educational loans and credit card receivables. Mortgage-backed and asset-backed securities of non-governmental issuers involve prepayment risks similar to those of U.S. government guaranteed mortgage-backed securities and also involve risk of loss of principal if the obligors of the underlying obligations default in payment of the obligations.

COLLATERALIZED MORTGAGE OBLIGATIONS ("CMOS"); STRIPS AND RESIDUALS

      A CMO is a security backed by a portfolio of mortgages or mortgage-backed securities held under an indenture. The issuer's obligation to make interest and principal payments is secured by the underlying portfolio of mortgages or mortgage-backed securities. CMOs are issued in multiple classes or series which have different maturities representing interests in some or all of the interest or principal on the underlying collateral or a combination thereof. CMOs of different classes are generally retired in sequence as the underlying mortgage loans in the mortgage pool are repaid. In the event of sufficient early prepayments on such mortgages, the class or series of CMO first to mature generally will be retired prior to its stated maturity. Thus, the early retirement of a particular class or series of CMO held by the Fund would have the same effect as the prepayment of mortgages underlying a mortgage-backed pass-through security.

      CMOs include securities ("Residuals") representing the interest in any excess cash flow and/or the value of any collateral remaining on mortgages or mortgage-backed securities from the payment of principal of and interest on all other CMOs and the administrative expenses of the issuer. Residuals have value only to the extent income from such underlying mortgages or mortgage-backed securities exceeds the amounts necessary to satisfy the issuer's debt obligations represented by all other outstanding CMOs.

      CMOs also include certificates representing undivided interests in payments of interest-only or principal-only ("IO/PO Strips") on the underlying mortgages. IO/PO Strips and Residuals tend to be more volatile than other types of securities. IO Strips and Residuals also involve the additional risk of loss of a substantial portion of or the entire value of the investment if the underlying securities are prepaid. In addition, if a CMO bears interest at an adjustable rate, the cash flows on the related Residual will also be extremely sensitive to the level of the index upon which the rate adjustments are based.

ADJUSTABLE RATE SECURITIES

      Adjustable rate securities are securities that have interest rates that are reset at periodic intervals, usually by reference to some interest rate index or market interest rate. They may be U.S. Government Securities or securities of other issuers. Some adjustable rate securities are backed by pools of mortgage loans. Although the rate adjustment feature may act as a buffer to reduce sharp changes in the value of adjustable rate securities, these securities are still subject to changes in value based on changes in market interest rates or changes in the issuer's creditworthiness. Because the interest rate is reset only periodically, changes in the interest rates on adjustable rate securities may lag behind changes in prevailing market interest rates. Also, some adjustable rate securities (or, in the case of securities backed by mortgage loans, the underlying mortgages) are subject to caps or floors that limit the maximum change in interest rate during a specified period or over the life of the security. Because of the resetting of interest rates, adjustable rate securities are less likely than non-adjustable rate securities of comparable quality and maturity to increase significantly in value when market interest rates fall.

LOWER RATED SECURITIES

      The Fund may invest up to 5% of its assets in securities rated below investment grade (that is, rated below BBB by Standard & Poor's Ratings Group ("Standard & Poor's") or below Baa by Moody's Investors Service, Inc. ("Moody's") at the time of purchase, including securities in the lowest rating categories, and comparable unrated securities ("Lower Rated Securities"). The Fund will not necessarily dispose of a security when its rating is reduced below its rating at the time of purchase, although the Manager will monitor the investment to determine whether continued investment in the security will assist in meeting the Fund's investment objective.

      Lower Rated Securities generally provide higher yields, but are subject to greater credit and market risk, than higher quality fixed income securities. Lower Rated Securities are considered predominantly speculative with respect to the ability of the issuer to meet principal and interest payments. Achievement of the Fund's investment objective through investments in Lower Rated Securities may be more dependent on the Manager's own credit analysis than is the case with higher quality bonds. The market for Lower Rated Securities may be more severely affected than some other financial markets by economic recession or substantial interest rate increases, by changing public perceptions of this market or by legislation that limits the ability of certain categories of financial institutions to invest in these securities. In addition, the secondary market may be less liquid for Lower Rated Securities. This reduced liquidity at certain times may affect the values of these securities, may make the valuation and sale of these securities more difficult and may result in greater volatility in these securities. Because such securities are difficult to value, particularly during erratic markets, the values realized upon the sale of such securities may differ from the values at which they are carried by the Fund. Securities of below investment grade quality are commonly referred to as "junk bonds." Securities in the lowest rating categories may be in poor standing or in default. Securities in the lowest investment grade category (BBB or Baa) have some speculative characteristics. See "Credit Ratings," below, for more information concerning commercial paper and corporate debt ratings.

ZERO COUPON SECURITIES

      The Fund, when investing in "zero coupon" fixed income securities, is required to accrue interest income on these securities at a fixed rate based on the initial purchase price and the length to maturity, but these securities do not pay interest in cash on a current basis. The Fund is required to distribute the income on these securities to its shareholders as the income accrues, even though the Fund is not receiving the income in cash on a current basis. Thus, the Fund may have to sell other investments to obtain cash to make income distributions. The market value of zero coupon securities is often more volatile than that of non-zero coupon fixed income securities of comparable quality and maturity. Zero coupon securities include IO and PO strips.

LOANS, LOAN PARTICIPATIONS AND ASSIGNMENTS

      The Fund may invest in direct debt instruments which are interests in amounts owed by a corporate, governmental, or other borrower to lenders or lending syndicates (loans and loan participations), to suppliers of goods or services (trade claims or other receivables), or to other parties. Direct debt instruments are subject to the Fund's policies regarding the quality of debt securities.

      Purchasers of loans and other forms of direct indebtedness depend primarily upon the creditworthiness of the borrower for payment of principal and interest. Direct debt instruments may not be rated by any nationally recognized rating agency and yield could be adversely affected. Loans that are fully secured offer the Fund more protection than an unsecured loan in the event of non-payment of scheduled interest or principal. However, there is no assurance that the liquidation of collateral from a secured loan would satisfy the borrower's obligation, or that the collateral can be liquidated. Indebtedness of borrowers whose creditworthiness is poor involves substantially greater risks, and may be highly speculative. Borrowers that are in bankruptcy or restructuring may never pay off their indebtedness, or may pay only a small fraction of the amount owed. Direct indebtedness of emerging countries will also involve a risk that the governmental entities responsible for the repayment of the debt may be unable, or unwilling, to pay interest and repay principal when due.

      When investing in a loan participation, the Fund will typically have the right to receive payments only from the lender to the extent the lender receives payments from the borrower, and not from the borrower itself. Likewise, the Fund typically will be able to enforce its rights only through the lender, and not directly against the borrower. As a result, the Fund will assume the credit risk of both the borrower and the lender that is selling the participation.

      Investments in loans through direct assignment of a financial institution's interest with respect to a loan may involve additional risks to the Fund. For example, if a loan is foreclosed, the Fund could become part owner of any collateral, and would bear the costs and liabilities associated with owning and disposing of the collateral. In addition, it is conceivable that under emerging legal theories of lender liability, the Fund could be held liable as a co-lender. In the case of a loan participation, direct debt instruments may also involve a risk of insolvency of the lending bank or other intermediary. Direct debt instruments that are not in the form of securities may offer less legal protection to the Fund in the event of fraud or misrepresentation. In the absence of definitive regulatory guidance, the Fund may rely on the Manager's research to attempt to avoid situations where fraud or misrepresentations could adversely affect the Fund.

      A loan is often administered by a bank or other financial institution that acts as agent for all holders. The agent administers the terms of the loan, as specified in the loan agreement. Unless, under the terms of the loan or other indebtedness, the Fund has direct recourse against the borrower, it may have to rely on the agent to apply appropriate credit remedies against a borrower.

      Direct indebtedness purchased by the Fund may include letters of credit, revolving credit facilities, or other standby financing commitments obligating the Fund to pay additional cash on demand. These commitments may have the effect of requiring the Fund to increase its investment in a borrower at a time when it would not otherwise have done so. The Fund's custodian will earmark and maintain appropriate liquid assets to cover the Fund's potential obligations under standby financing commitments.

CERTAIN RISKS OF FOREIGN INVESTMENTS

      GENERAL. Investment in foreign issuers or securities principally traded overseas may involve certain special risks due to foreign economic, political and legal developments, including favorable or unfavorable changes in currency exchange rates, exchange control regulations (including currency blockage), expropriation or nationalization of assets, imposition of withholding taxes on dividend or interest payments, and possible difficulty in obtaining and enforcing judgments against foreign entities. Furthermore, issuers of foreign securities are subject to different, often less comprehensive, accounting, reporting and disclosure requirements than domestic issuers. The securities of some foreign governments and companies and foreign securities markets are less liquid and at times more volatile than comparable U.S. securities and securities markets. Foreign brokerage commissions and other fees are also generally higher than in the United States. The laws of some foreign countries may limit the Fund's ability to invest in securities of certain issuers located in these foreign countries. There are also special tax considerations which apply to securities of foreign issuers and securities principally traded overseas. Investors should also be aware that under certain circumstances, markets which are perceived to have similar characteristics to troubled markets may be adversely affected whether or not similarities actually exist.

      EMERGING MARKETS. The risks described above apply to an even greater extent to investments in emerging markets. The securities markets of emerging countries are generally smaller, less developed, less liquid, and more volatile than the securities markets of the U.S. and developed foreign markets. Disclosure and regulatory standards in many respects are less stringent than in the U.S. and developed foreign markets. There also may be a lower level of monitoring and regulation of securities markets in emerging market countries and the activities of investors in such markets, and enforcement of existing regulations has been extremely limited. Moreover, enforcement of existing regulations may be arbitrary and results difficult to predict with any degree of certainty. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets of certain emerging countries. Economies in emerging markets generally are heavily dependent upon international trade and, accordingly, have been and may continue to be affected adversely by trade barriers, exchange controls, managed adjustments in relative currency values, and other protectionist measures imposed or negotiated by the countries with which they trade. These economies also have been and may continue to be adversely affected by economic conditions in the countries in which they trade. The economies of countries with emerging markets may also be predominantly based on only a few industries or dependent on revenues from particular commodities. In addition, custodial services and other costs relating to investment in foreign markets may be more expensive in emerging markets than in many developed foreign markets, which could reduce the Fund's income from such securities. Finally, because publicly traded debt instruments of emerging markets represent a relatively recent innovation in the world debt markets, there is little historical data or related market experience concerning the attributes of such instruments under all economic, market and political conditions.

      In many cases, governments of emerging countries continue to exercise significant control over their economies, and government actions relative to the economy, as well as economic developments generally, may affect the capacity of issuers of emerging country debt instruments to make payments on their debt obligations, regardless of their financial condition. In addition, there is a heightened possibility of expropriation or confiscatory taxation, imposition of withholding taxes on interest payments, or other similar developments that could affect investments in those countries. There can be no assurance that adverse political changes will not cause the Fund to suffer a loss of any or all of its investments in such countries, or, in the case of fixed-income securities, interest thereon.

SECURITIES LENDING

      The Fund may make secured loans of portfolio securities amounting to one-third of the Fund's total assets. The risks in lending portfolio securities, as with other extensions of credit, consist of possible delay in recovery of the securities or possible loss of rights in the collateral should the borrower fail financially. However, such loans will be made only to broker-dealers that are believed by the Manager to be of relatively high credit standing. Securities loans are made to broker-dealers pursuant to agreements requiring that loans be continuously secured by collateral in cash or liquid securities at least equal at all times to the market value of the securities lent. Collateral may be held in shares of other investment companies. The borrower pays to the Fund an amount equal to any dividends or interest the Fund would have received had the securities not been lent. If the loan is collateralized by U.S. Government Securities, the Fund will receive a fee from the borrower. If the loan is collateralized by cash, the Fund typically invests the cash collateral for its own account in interest-bearing, short-term securities and pays a fee to the borrower. Although voting rights or rights to consent with respect to the loaned securities pass to the borrower, the Fund retains the right to call the loans at any time on reasonable notice, and it will do so in order that the securities may be voted by the Fund if the holders of such securities are asked to vote upon or consent to matters materially affecting the investment. The Fund may also call such loans in order to sell the securities involved. The Manager has retained lending agents on behalf of the Fund that are compensated based on a percentage of the Fund's return on the securities lending activity. The Fund also pays various fees in connection with such loans including shipping fees and reasonable custodian fees approved by the Trustees of the Trust or persons acting pursuant to direction of the Board.

DEPOSITARY RECEIPTS

      The Fund may invest in American Depositary Receipts (ADRs), Global Depositary Receipts (GDRs) and European Depositary Receipts (EDRs) (collectively, "Depositary Receipts") if issues of such Depositary Receipts are available that are consistent with the Fund's investment objective. Depositary Receipts generally evidence an ownership interest in a corresponding foreign security on deposit with a financial institution. Transactions in Depositary Receipts usually do not settle in the same currency in which the underlying securities are denominated or traded. Generally, ADRs, in registered form, are designed for use in the U.S. securities markets and EDRs, in bearer form, are designed for use in European securities markets. GDRs may be traded in any public or private securities markets and may represent securities held by institutions located anywhere in the world.

FUTURES AND OPTIONS

      The Fund may use futures and options for hedging purposes, or as a way to efficiently adjust the exposure of the Fund to various securities, markets and currencies without the Fund having to actually sell current assets and purchase different ones. Such transactions may involve options, futures and related options on futures contracts, and those instruments may relate to particular equity and fixed income securities, equity and fixed income indexes, and foreign currencies. The Fund may also enter into a combination of long and short positions (including spreads and straddles) for a variety of investment strategies, including protecting against changes in certain yield relationships.

      The use of futures contracts and options on futures contracts involves risk. Thus, while the Fund may benefit from the use of futures, options and options on futures, unanticipated changes in interest rates, securities prices, or currency exchange rates may result in poorer overall performance for the Fund than if it had not entered into any futures contracts or options transactions. Losses incurred in transactions in futures, options and options on futures and the costs of these transactions will affect the Fund's performance.

      The Fund may enter into options and futures contracts and buy and sell options on futures contracts for hedging purposes. For example, if the Fund wants to hedge certain of its fixed income securities against a decline in value resulting from a general increase in market rates of interest, it might sell futures contracts with respect to fixed income securities or indexes of fixed income securities. If the hedge is effective, then should the anticipated change in market rates cause a decline in the value of the Fund's fixed income security, the value of the futures contract should increase. The Fund may also use futures contracts in anticipatory hedge transactions by taking a long position in a futures contract with respect to a security, index or foreign currency that the Fund intends to purchase (or whose value is expected to correlate closely with the security or currency to be purchased) pending receipt of cash from other transactions to be used for the actual purchase. Then if the cost of the security or foreign currency to be purchased by the Fund increases and if the anticipatory hedge is effective, that increased cost should be offset, at least in part, by the value of the futures contract. Options on futures contracts may be used for hedging as well. For example, if the value of a fixed-income security in the Fund's portfolio is expected to decline as a result of an increase in rates, the Fund might purchase put options or write call options on futures contracts rather than selling futures contracts. Similarly, for anticipatory hedging, the Fund may purchase call options or write put options as a substitute for the purchase of futures contracts.

FOREIGN CURRENCY TRANSACTIONS

      The Fund may buy or sell foreign currencies, deal in forward foreign currency contracts, currency futures contracts and related options and options on currencies. Currency risk management may include taking active currency positions relative to both the securities portfolio of the Fund and the Fund's performance benchmark.

      Forward foreign currency contracts are contracts between two parties to purchase and sell a specific quantity of a particular currency at a specified price, with delivery and settlement to take place on a specified future date. Currency futures contracts are contracts to buy or sell a standard quantity of a particular currency at a specified future date and price. Options on currency futures contracts give their owner the right, but not the obligation, to buy (in the case of a call option) or sell (in the case of a put option) a specified currency futures contract at a fixed price during a specified period. Options on currencies give their owner the right, but not the obligation, to buy (in the case of a call option) or sell (in the case of a put option) a specified quantity of a particular currency at a fixed price during a specified period.

      The Fund may enter into forward contracts for hedging under three circumstances. First, when the Fund enters into a contract for the purchase or sale of a security denominated in a foreign currency, it may desire to "lock in" the U.S. dollar price of the security. By entering into a forward contract for the purchase or sale, for a fixed amount of dollars, of the amount of foreign currency involved in the underlying security transaction, the Fund will be able to protect itself against a possible loss resulting from an adverse change in the relationship between the U.S. dollar and the subject foreign currency during the period between the date on which the security is purchased or sold and the date on which payment is made or received.

      Second, when the Manager of the Fund believes that the currency of a particular foreign country may suffer a substantial decline against the U.S. dollar, it may enter into a forward contract to sell, for a fixed amount of dollars, the amount of foreign currency approximating the value of some or all of the Fund's portfolio securities denominated in such foreign currency. Maintaining a match between the forward contract amounts and the value of the securities involved will not generally be possible since the future value of such securities in foreign currencies will change as a consequence of market movements in the value of those securities between the date the forward contract is entered into and the date it matures.

      Third, the Fund may engage in currency "cross hedging" when, in the opinion of the Manager, the historical relationship among foreign currencies suggests that the Fund may achieve the same protection for a foreign security at reduced cost through the use of a forward foreign currency contract relating to a currency other than the U.S. dollar or the foreign currency in which the security is denominated. By engaging in cross hedging transactions, the Fund assumes the risk of imperfect correlation between the subject currencies. These practices may present risks different from or in addition to the risks associated with investments in foreign currencies.

      The Fund is not required to enter into hedging transactions with regard to its foreign currency-denominated securities and will not do so unless deemed appropriate by the Manager. By entering into the above hedging transactions, the Fund may be required to forego the benefits of advantageous changes in the exchange rates.

SWAP CONTRACTS AND OTHER TWO-PARTY CONTRACTS

      The Fund may enter into swaps and contracts for differences for hedging and/or investment purposes. When using swaps for hedging, the Fund may enter into an interest rate, currency or equity swap, as the case may be, on either an asset-based or liability-based basis, depending on whether it is hedging its assets or its liabilities. When using swaps for investment purposes, the Fund may enter into total return or credit default swaps. See "Uses of Derivatives" below for additional discussion of the Fund's use of swap contracts.

REPURCHASE AGREEMENTS

      The Fund may enter into repurchase agreements with banks and broker-dealers by which the Fund acquires a security (usually an obligation of the Government where the transaction is initiated or in whose currency the agreement is denominated) for a relatively short period (usually not more than a week) for cash and obtains a simultaneous commitment from the seller to repurchase the security at an agreed-on price and date. The resale price is in excess of the acquisition price and reflects an agreed-upon market rate unrelated to the coupon rate on the purchased security. Such transactions afford an opportunity for the Fund to earn a return on temporarily available cash at no market risk, although there is a risk that the seller may default in its obligation to pay the agreed-upon sum on the redelivery date. Such a default may subject the Fund to expenses, delays and risks of loss including: (a) possible declines in the value of the underlying security during the period while the Fund seeks to enforce its rights thereto, (b) possible reduced levels of income and lack of access to income during this period and (c) inability to enforce rights and the expenses involved in attempted enforcement.

REVERSE REPURCHASE AGREEMENTS AND DOLLAR ROLL AGREEMENTS

      The Fund may enter into reverse repurchase agreements and dollar roll agreements with banks and brokers to enhance return. Reverse repurchase agreements involve sales by the Fund of portfolio assets concurrently with an agreement by the Fund to repurchase the same assets at a later date at a fixed price. During the reverse repurchase agreement period, the Fund continues to receive principal and interest payments on these securities and also has the opportunity to earn a return on the collateral furnished by the counterparty to secure its obligation to redeliver the securities.

      Dollar rolls are transactions in which the Fund sells securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type and coupon) securities on a specified future date. During the roll period, the Fund forgoes principal and interest paid on the securities. The Fund is compensated by the difference between the current sales price and the forward price for the future purchase (often referred to as the "drop") as well as by the interest earned on the cash proceeds of the initial sale.

      The Fund, when making such investments, will earmark and maintain on its custodian's books and records cash or other liquid securities equal in value to its obligations in respect of reverse repurchase agreements and dollar rolls. Reverse repurchase agreements and dollar rolls involve the risk that the market value of the securities retained by the Fund may decline below the price of the securities the Fund has sold but is obligated to repurchase under the agreement. In the event the buyer of securities under a reverse repurchase agreement or dollar roll files for bankruptcy or becomes insolvent, the Fund's use of the proceeds of the agreement may be restricted pending a determination by the other party or its trustee or receiver whether to enforce the Fund's obligation to repurchase the securities. Reverse repurchase agreements and dollar rolls are not considered borrowings by the Fund for purposes of the Fund's fundamental investment restriction with respect to borrowings.

ILLIQUID SECURITIES

      The Fund may not invest more than 15% of net assets in illiquid securities. The securities currently thought to be included as "illiquid securities" are restricted securities under the Federal securities laws (including illiquid securities traded under Rule 144A), repurchase agreements and securities that are not readily marketable. To the extent the Trustees determine that restricted securities traded under Rules 144 or 144A (safe harbor rules for securities acquired under Section 4(2) private placements) under the Securities Act of 1933, repurchase agreements and securities that are not readily marketable, are in fact liquid, they will not be included in the 15% limit on investment in illiquid securities.

      Repurchase agreements maturing in more than seven days are considered illiquid, unless an agreement can be terminated after a notice period of seven days or less.

      For so long as the SEC maintains the position that most equity swap contracts, reverse equity swap contracts, caps, floors and collars are illiquid, the Fund will continue to designate these instruments as illiquid for purposes of its 15% illiquid limitation unless the instrument includes a termination clause or has been determined to be liquid based on a case-by-case analysis pursuant to procedures approved by the Trustees.

INDEXED SECURITIES

      Indexed Securities are securities the redemption values and/or the coupons of which are indexed to the prices of a specific instrument or statistic. Indexed securities typically, but not always, are debt securities or deposits whose value at maturity or coupon rate is determined by reference to other securities, securities indexes, currencies, precious metals or other commodities, or other financial indicators.

      The performance of indexed securities depends to a great extent on the performance of the security, currency, or other instrument to which they are indexed, and may also be influenced by interest rate changes in the U.S. and abroad. At the same time, indexed securities are subject to the credit risks associated with the issuer of the security, and their values may decline substantially if the issuer's creditworthiness deteriorates. Recent issuers of indexed securities have included banks, corporations, and certain U.S. government agencies.

      The Fund's investments in indexed securities, including inflation indexed securities, may create taxable income in excess of the cash they generate. In such cases, the Fund may be required to sell assets to generate the cash necessary to distribute as dividends to its shareholders all of its income and gains and therefore to eliminate any tax liability at the Fund level. See "Distributions" and "Taxes" in the Private Placement Memorandum and "Distributions" and "Taxes" in this Statement of Additional Information.

INVESTMENTS IN OTHER INVESTMENT COMPANIES

      The Fund may invest in shares of other investment companies, including both open- and closed-end investment companies (including money market funds). When making such an investment, the Fund will be indirectly exposed to all the risks of such investment companies. In general, the Fund will bear a pro rata portion of the other investment company's fees and expenses.

                               USES OF DERIVATIVES

INTRODUCTION AND OVERVIEW

DERIVATIVE POLICIES. This overview provides a general introduction to the principal ways in which the Fund uses derivatives.

FUNCTION OF DERIVATIVES IN THE FUND. The Fund uses financial derivatives to implement investment decisions. The types of derivatives employed may include futures, swaps, options, forward contracts and, periodically, structured notes. These instruments may be exchange-traded or over-the-counter products. To a significant extent, specific market conditions influence the choice of derivative strategies for the Fund.

DERIVATIVE EXPOSURE. In the Fund, bond futures, currency options, forwards and other derivatives are the primary means of obtaining market exposure.

COUNTERPARTY CREDITWORTHINESS. The Manager tracks the creditworthiness of counterparties in swaps, forwards and options. The Manager limits transactions to counterparties with a long-term debt rating of A or higher at the time the Fund enters into the derivative. In addition to checking agency ratings to assess creditworthiness, the Manager also considers news reports and market activity, such as the levels at which a counterparty's long-term debt is trading. Furthermore, the Manager monitors the amount of credit extended to any one counterparty. Besides creditworthiness, the Manager reviews, on a regular basis, the exposure that the Fund has to over-the-counter counterparties.

DERIVATIVES IN THE FUND

The Fund may employ derivatives for hedging, investment and risk management.

- Hedging: The Fund may use derivative instruments to hedge against a market or credit risk already generally present in the Fund. In addition, if the Fund receives significant cash, the Fund may hedge market risk, i.e., the risk of not being invested in the market, by purchasing long futures contracts or entering long equity swap contracts to obtain market exposure until direct investments can be made efficiently.

- Investment: The Fund may use derivative instruments (particularly long futures contracts, related options and long swap contracts) in place of investing directly in securities. Because a foreign derivative generally only provides the return of a foreign market in local currency terms, the Fund will often purchase a foreign currency forward in conjunction with using derivatives to give the effect of investing directly.

- Risk Management: The Fund may use options, futures and related options as well as swap contracts to adjust the weight of the Fund to a level GMO believes is the optimal exposure to individual countries and issuers. Sometimes such derivative transactions are used as a precursor to actual sales and purchases of the underlying securities.

- Foreign Currency: Forward sales and purchases of foreign currency contracts are used extensively to: (1) take active overweighted and underweighted positions in particular bond markets and currencies relative to the Fund's performance benchmark; (2) hedge currency exposure embedded in foreign securities; (3) buy currency in advance to settle security purchases; (4) cross-hedge currency risks; and (5) create synthetic foreign bonds in conjunction with bond futures.

- Additional Uses of Swaps: The Fund may employ additional strategies to help implement the Fund's investment strategies. As an example, total return swaps may be used to gain investment exposure to fixed income securities where direct ownership is either not legally possible or is economically unattractive.

- Leverage: The Fund is not specifically limited with respect to the extent to which derivatives may be used or with respect to the absolute face value of the derivative positions employed. Instead, effective market exposure is controlled by controlling the projected tracking exposure of the Fund relative to its benchmark. However, this will mean that the Fund may sometimes be leveraged if measured in terms of aggregate exposure of the Fund's assets.

USE OF DERIVATIVES BY THE FUND

POLICIES OF THE FUND

TYPES OF DERIVATIVES (OTHER THAN FOREIGN CURRENCY TRANSACTIONS)

- Futures contracts and related options on bonds as well as baskets or indexes of securities

-     Options on bonds and other securities

- Swap contracts, including interest rate swaps, total return swaps, credit default swaps and contracts for differences

-     Structured notes.

USES OF DERIVATIVES

Hedging

Traditional Hedging: Bond futures, related options, bond options and swap contracts may be used to hedge against a market or credit risk already generally present in the Fund.

Anticipatory Hedging: If the Fund receives or anticipates significant cash purchase transactions, the Fund may hedge market risk (the risk of not being invested in the market) by purchasing long futures contracts or entering into long swap contracts to obtain market exposure until such time as direct investments can be made efficiently. Conversely, if the Fund receives or anticipates a significant demand for cash redemptions, the Fund may sell futures contracts or enter into short swap contracts while the Fund disposes of securities in an orderly fashion.

Investment

The Fund may use derivative instruments (particularly long futures contracts, related options and long swap contracts) in place of investing directly in securities. Because a foreign derivative generally only provides the return of a foreign market in local currency terms, the Fund will often purchase a foreign currency forward in conjunction with using derivatives to give the effect of investing directly.

Risk Management

The Fund may use options, futures and related options as well as swap contracts to adjust the weight of the Fund to a level the Manager believes is the optimal exposure to individual countries and issuers. Sometimes, such transactions are used as a precursor to actual sales and purchases.

Other Uses

Total return swaps and credit default swaps are generally used to gain investment exposure to fixed income securities where direct ownership is either not legally possible or is economically unattractive. With total return swaps, the Fund pays a financing rate and receives the total return on a particular fixed income security or basket of securities. With credit default swaps, the Fund receives what is, in effect, an insurance premium, but, in return, would be obligated to pay the par (or other agreed-upon) value of certain bonds or loans upon issuer default (or similar events).

Many of the debt instruments in which the Fund invests may not be available with precisely the duration or other interest rate terms that the Manager would prefer. The Manager may decide to alter the interest rate exposure of these debt instruments by employing interest rate swaps. The Fund can then maintain its investment in the credit of the issuer through the debt instrument but adjust its interest rate exposure through the swap. With these swaps, the Fund and the counterparties swap interest rate exposure, such as fixed vs. variable and shorter duration vs. longer duration.

Limitations on the Use of Derivatives

- The Manager tracks the creditworthiness of counterparties in swaps, forwards and options. Counterparties used for OTC derivatives must have a long-term debt rating of A or higher when the derivative is entered into. Occasionally, short-term derivatives will be entered into with counterparties that have only high short-term debt ratings. In addition to checking agency ratings to assess creditworthiness, the Manager also considers news reports and market activity, such as the levels at which a counterparty's long-term debt is trading. Furthermore, the Manager monitors the amount of credit extended to any one counterparty. Besides creditworthiness, the Manager reviews, on a regular basis, the various exposures that the Fund has to over-the-counter counterparties.

TYPES OF DERIVATIVES (FOREIGN CURRENCY TRANSACTIONS)

-     Buying and selling spot currencies

-     Forward foreign currency contracts

-     Currency futures contracts and related options

-     Options on currencies

-     Currency swap contracts.

USES OF FOREIGN CURRENCY TRANSACTIONS

Hedging

Traditional Hedging: The Fund may effect foreign currency transactions - generally short forward or futures contracts - to hedge the risk of foreign currencies represented by its securities investments back into the U.S. dollar. The Fund is not required to hedge any of the currency risk obtained by investing in securities denominated in foreign currencies.

Anticipatory Hedging: When the Fund enters into a contract for the purchase or anticipates the need to purchase a security denominated in a foreign currency, it may "lock in" the U.S. dollar price of the security by buying the foreign currency or through currency forwards or futures.

Proxy Hedging: The Fund may hedge the exposure of a given foreign currency by using an instrument denominated in a different currency that the Manager believes is highly correlated to the currency being hedged.

Investment

The Fund may enter into currency forwards or futures contracts in conjunction with entering into a futures contract on a foreign index in order to create synthetic foreign currency denominated securities.

Risk Management

Subject to the limitations described below, the Fund may use foreign currency transactions for risk management, which will permit the Fund to have foreign currency exposure that is significantly different than the currency exposure represented by its portfolio investments. This foreign currency exposure may include long and short exposure to particular currencies beyond the amount of the Fund's investment in securities denominated in that currency.

                             INVESTMENT RESTRICTIONS

Fundamental Restrictions:

      The following are Fundamental Investment Restrictions, which may not be changed without shareholder approval:

      1. The Fund may not borrow money except under the following circumstances: (i) the Fund may borrow money from banks so long as after such a transaction, the total assets (including the amount borrowed) less liabilities other than debt obligations, represent at least 300% of outstanding debt obligations; (ii) the Fund may also borrow amounts equal to an additional 5% of its total assets without regard to the forgoing limitation for temporary purposes, such as for the clearance and settlement of portfolio transactions and to meet shareholder redemption requests; and (iii) the Fund may enter into transactions that are technically borrowings under the Investment Company Act of 1940 (the "1940 Act") because they involve the sale of a security coupled with an agreement to repurchase that security (e.g., reverse repurchase agreements, dollar rolls and other similar investment techniques) without regard to the asset coverage restriction described in (i) above, so long as and to the extent that the Fund's custodian earmarks and maintains cash and/or liquid securities equal in value to its obligations in respect of these transactions.

      2. The Fund may not purchase securities on margin except such short-term credits as may be necessary for the clearance of purchases and sales of securities. (For this purpose, the deposit or payment of initial or variation margin in connection with futures contracts or related options transactions is not considered the purchase of a security on margin.)

      3. The Fund may not make short sales of securities or maintain a short position for the Fund's account unless at all times when a short position is open the Fund owns an equal amount of such securities or owns securities which, without payment of any further consideration, are convertible into or exchangeable for securities of the same issue as, and equal in amount to, the securities sold short.

      4. The Fund may not underwrite securities issued by other persons except to the extent that, in connection with the disposition of its portfolio investments, it may be deemed to be an underwriter under federal securities laws.

      5. The Fund may not purchase or sell real estate, although it may purchase securities of issuers which deal in real estate, including securities of real estate investment trusts, and may purchase securities which are secured by interests in real estate.

      6. The Fund may not make loans, except by purchase of debt obligations or by entering into repurchase agreements or through the lending of the fund's portfolio securities. Loans of portfolio securities may be made with respect to up to 100% of the Fund's total assets.

      7. The Fund may not concentrate more than 25% of the value of its total assets in any one industry.

      8. The Fund may not purchase or sell commodities or commodity contracts, except that the Fund may purchase and sell financial futures contracts and options thereon.

      9. The Fund may not issue senior securities, as defined in the 1940 Act and as amplified by rules, regulations and pronouncements of the SEC. The SEC has concluded that even though reverse repurchase agreements, firm commitment agreements and standby commitment agreements fall within the functional meaning of the term "evidence of indebtedness", the issue of compliance with Section 18 of the 1940 Act will not be raised with the SEC by the Division of Investment Management if the fund covers such securities by earmarking and maintaining certain assets on the books and records of the Fund's custodian. Similarly, so long as such earmarked assets are maintained, the issue of compliance with Section 18 will not be raised with respect to any of the following: any swap contract or contract for differences; any pledge or encumbrance of assets permitted by Non-Fundamental Restriction (4) below; any borrowing permitted by Fundamental Restriction (1) above; any collateral arrangements with respect to initial and variational margin; and the purchase or sale of options, forward contracts, futures contracts or options on futures contracts.

Non-Fundamental Restrictions:

      The following are Non-Fundamental Investment Restrictions, which may be changed without shareholder approval:

      1. The Fund may not buy or sell oil, gas or other mineral leases, rights or royalty contracts.

      2. The Fund may not make an investment for the purpose of gaining control of a company's management.

      3. The Fund may not invest more than 15% of net assets in illiquid securities. The securities currently thought to be included as "illiquid securities" are restricted securities under the Federal securities laws (including illiquid securities eligible for resale under Rules 144 or 144A), repurchase agreements and securities that are not readily marketable. To the extent the Trustees determine that restricted securities eligible for resale under Rules 144 or 144A (safe harbor rules for resales of securities acquired under Section 4(2) private placements) under the Securities Act of 1933, repurchase agreements and securities that are not readily marketable, are in fact liquid, they will not be included in the 15% limit on investment in illiquid securities.

            Repurchase agreements maturing in more than seven days are considered illiquid, unless an agreement can be terminated after a notice period of seven days or less.

            For so long as the SEC maintains the position that most equity swap contracts, reverse equity swap contracts, caps, floors and collars are illiquid, the Fund will continue to designate these instruments as illiquid for purposes of its 15% illiquid limitation unless the instrument includes a termination clause or has been determined to be liquid based on a case-by-case analysis pursuant to procedures approved by the Trustees.

      4. The Fund may not pledge, hypothecate, mortgage or otherwise encumber its assets in excess of 33 1/3% of the Fund's total assets (taken at cost). (For the purposes of this restriction, collateral arrangements with respect to swap agreements, the writing of options, stock index, interest rate, currency or other futures, options on futures contracts and collateral arrangements with respect to initial and variation margin are not deemed to be a pledge or other encumbrance of assets. The deposit of securities or cash or cash equivalents in escrow in connection with the writing of covered call or put options, respectively, is not deemed to be a pledge or encumbrance.)

      Except as indicated above in Fundamental Restriction (1), all percentage limitations on investments set forth herein and in the Private Placement Memorandum will apply at the time of the making of an investment and shall not be considered violated unless an excess or deficiency occurs or exists immediately after and as a result of such investment.

      The phrase "shareholder approval," as used in the Private Placement Memorandum and in this Statement of Additional Information, and the phrase "vote of a majority of the outstanding voting securities," as used herein with respect to the Fund, means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Fund, or (2) 67% or more of the shares of the Fund present at a meeting if more than 50% of the outstanding shares are represented at the meeting in person or by proxy. Except for policies that are explicitly described as fundamental in the Private Placement Memorandum or this Statement of Additional Information, the investment policies of the Fund (including all policies, restrictions and limitations set forth in the "Investment Guidelines") may be changed by the Trust's Trustees without the approval of shareholders.

                        DETERMINATION OF NET ASSET VALUE

The net asset value per share of the Fund will be determined on each day the New York Stock Exchange (the "Exchange") is open for regular business as of the close of regular trading on the Exchange, generally 4:00 p.m. Eastern time. However, futures contracts on U.S. government and other fixed-income securities and index options held by the Fund are priced as of their close of trading at 4:15 p.m. Events affecting the values of foreign securities may occur between the earlier closings of foreign exchanges and securities markets and the closing of the New York Stock Exchange which will not be reflected in the computation of the Fund's net asset value. Please refer to "Determination of Net Asset Value" in the Private Placement Memorandum for additional information.

                                  DISTRIBUTIONS

      The Private Placement Memorandum describes the distribution policies of the Fund under the heading "Distributions." It is the policy of the Fund in all cases to pay its shareholders, as dividends, substantially all net investment income and to distribute at least annually all net realized capital gains, if any, after offsetting any capital loss carryovers. For distribution and federal income tax purposes, a portion of the premiums from certain expired call or put options written by the Fund, net gains from certain closing purchase and sale transactions with respect to such options and a portion of net gains from other options and futures transactions are treated as short-term capital gain (i.e., gain from the sale of securities held by the Fund for 12 months or less). It is generally the policy of the Fund to make distributions at least annually, sufficient to avoid the imposition of a nondeductible 4% excise tax on certain undistributed amounts of taxable investment income and capital gains.

                                      TAXES

TAX STATUS AND TAXATION OF THE FUND

         The Fund intends to qualify each year as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). In order to qualify for the special tax treatment accorded regulated investment companies and their shareholders, the Fund must, among other things:

(a) derive at least 90% of its gross income from dividends, interest, payments with respect to certain securities loans, and gains from the sale of stock, securities and foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities, or currencies;

(b) distribute with respect to each taxable year at least 90% of the sum of its taxable net investment income, its net tax-exempt income, and the excess, if any, of net short-term capital gains over net long-term capital losses for such year; and

(c) diversify its holdings so that at the end of each fiscal quarter, (i) at least 50% of the market value of the Fund's total assets is represented by cash and cash items, U.S. Government Securities, securities of other regulated investment companies, and other securities limited in respect of any one issuer to a value not greater than 5% of the value of the Fund's total assets and to not more than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of the Fund's total assets is invested in the securities (other than those of the U.S. Government or other regulated investment companies) of any one issuer or of two or more issuers which the Fund controls and which are engaged in the same, similar, or related trades or businesses.

      If the Fund qualifies as a regulated investment company that is accorded special tax treatment, the Fund will not be subject to federal income tax on income distributed timely to its shareholders in the form of dividends (including capital gain dividends).

      If the Fund fails to distribute in a calendar year substantially all of its ordinary income for such year and substantially all of its capital gain net income for the one-year period ending October 31 (or later if the Fund is permitted to and so elects), plus any retained amount from the prior year, the Fund will be subject to a 4% excise tax on the undistributed amounts. A dividend paid to shareholders by the Fund in January of a year generally will be deemed to have been paid by the Fund on December 31 of the preceding year if the dividend was declared and payable to shareholders of record on a date in October, November or December of that preceding year. The Fund intends generally to make distributions sufficient to avoid imposition of the 4% excise tax.

TAXATION OF FUND DISTRIBUTIONS AND SALES OF FUND SHARES

      The Fund's shareholders will include other funds of the Trust. The following summary does not discuss the tax consequences to the shareholders of those other funds of distributions by those funds or of the sale of shares of those funds. Shareholders of the funds should consult the prospectuses and statements of additional information of those funds for a discussion of the tax consequences to them.

      Fund distributions derived from interest, dividends and certain other income, including in general short-term capital gains, will result in taxable ordinary income to the shareholders of the Fund, whether received in cash or reinvested in additional shares. Properly designated Fund distributions derived from net long-term capital gains (i.e., net gains derived from the sale of securities held by the Fund for more than 12 months) will generally be taxable as such, regardless of whether the distributions are received in cash or reinvested in additional shares and regardless of how long a shareholder has held the shares in the Fund.

      Dividends and distributions on the Fund's shares are generally subject to federal income tax as described herein to the extent they do not exceed the Fund's realized income and gains, even though such dividends and distributions may economically represent a return of a particular shareholder's investment. Such dividends and distributions are likely to occur in respect of shares purchased at a time when the Fund's net asset value reflects gains that are either unrealized, or realized but not distributed.

      If the Fund makes a distribution to its shareholders in excess of its current and accumulated "earnings and profits" in any taxable year, the excess distribution will be treated as a return of capital to the extent of each shareholder's tax basis in its shares, and thereafter as capital gain. A return of capital is not taxable, but it reduces the shareholder's tax basis in its shares, thus reducing any loss or increasing any gain on a subsequent taxable disposition by such shareholder of the shares.

      The sale, exchange or redemption of Fund shares may give rise to a gain or loss. In general, any gain or loss realized upon a taxable disposition of shares will be treated as long-term capital gains if the shares have been held for more than 12 months and as short-term capital gains if the shares have been held for not more than 12 months. However, depending on a shareholder's percentage ownership in the Fund, a redemption of Fund shares could cause the shareholder to be treated as not receiving capital gain income on such redemption but instead as receiving a dividend taxable as ordinary income in an amount equal to the full amount of the distribution.

      The federal tax rate generally applicable to net capital gains recognized by individual and other non-corporate taxpayers is (i) the same as the maximum ordinary income tax rate for gains recognized on the sale of capital assets held for one year or less, or (ii) 20% for gains recognized on the sale of capital assets held for more than one year (as well as capital gains dividends). However, for federal income tax purposes, the maximum capital gain tax rate for capital assets (including Fund shares) held by a non-corporate shareholder for more than 5 years are 8 percent and 18 percent (rather than 10 percent and 20 percent).

      Any loss realized upon a taxable disposition of shares held for six months or less will be treated as long-term capital loss to the extent of any long-term capital gain distributions received by a shareholder with respect to those shares. All or a portion of any loss realized upon a taxable disposition of Fund shares will be disallowed if other shares of the Fund are purchased within 30 days before or after the disposition. In such a case, the basis of the newly purchased shares will be adjusted to reflect the disallowed loss.

      The Fund generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable dividends and other distributions paid to and proceeds of share sales, exchanges, or redemptions made by any individual shareholder who fails to furnish the Fund with a correct taxpayer identification number, who has under-reported dividends or interest income, or who fails to certify to the Fund that he or she is a United States person and is not subject to such withholding. Pursuant to recently enacted tax legislation, the back-up withholding tax rate is 30% for amounts paid during 2002 and 2003, 29% for amounts paid during 2004 and 2005, and 28% for amounts paid during 2006 through 2010. The legislation will expire and the back-up withholding rate will be 31% for amounts paid after December 31, 2010, unless Congress enacts tax legislation providing otherwise. The Bush Administration has announced a proposal to accelerate reductions in tax rates, which may change the back-up withholding rates as well. The back-up withholding is not an additional tax and is creditable against a shareholder's tax liability.

TAX IMPLICATIONS OF CERTAIN INVESTMENTS

      Certain of the Fund's investments, including investments in mortgage-backed and other asset-backed securities, assets "marked to the market" for federal income tax purposes, debt obligations issued or purchased at a discount and potentially so-called "index securities" (including inflation indexed bonds), may create taxable income in excess of the cash they generate. In such cases, the Fund may be required to sell assets (including when it is not advantageous to do so) to generate the cash necessary to distribute as dividends to its shareholders all of its income and gains and therefore to eliminate any tax liability at the Fund level.

      The Fund's transactions in options, futures contracts, hedging transactions, forward contracts, straddles and foreign currencies may accelerate income, defer losses, cause adjustments in the holding periods of the Fund's securities and convert long-term capital gains into short-term capital gains and short-term capital losses into long-term capital losses. These transactions may affect the amount, timing and character of distributions to shareholders.

LOSS OF REGULATED INVESTMENT COMPANY STATUS

      The Fund may experience particular difficulty qualifying as a regulated investment company in the case of highly unusual market movements or in the case of high redemption levels. If the Fund does not qualify for taxation as a regulated investment company for any taxable year, the Fund's income will be taxed at the Fund level at regular corporate rates, and all distributions from earnings and profits, including distributions of net long-term capital gains and net tax-exempt income, will be taxable to shareholders as ordinary income. In addition, in order to requalify for taxation as a regulated investment company that is accorded special tax treatment, the Fund may be required to recognize unrealized gains, pay substantial taxes and interest on such gains, and make certain substantial distributions.

PROPOSED TAX LEGISLATION

      The Bush Administration has announced a proposal to reduce or eliminate the tax on dividends paid out of earnings previously taxed at the corporate level. Many of the details of the proposal have not been specified, and the prospects for this proposal are unclear. Accordingly, it is not possible to evaluate how this proposal might affect the tax discussion above.

RECENT TAX SHELTER REPORTING REGULATIONS.

      Under recently enacted Treasury regulations, if a shareholder realizes a loss on disposition of the Fund's shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the Internal Revenue Service a disclosure statement on Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all regulated investment companies.

      This section relates only to U.S. federal income tax consequences of investing in the Fund. The consequences under other tax laws may differ. Shareholders should consult their tax advisors as to the possible application of foreign, state, and local income tax laws to Fund dividend and capital distributions.

                             PERFORMANCE INFORMATION

      The Fund may from time to time include its total return in advertisements or in information furnished to present or prospective shareholders.

      Quotations of average annual total return for the Fund will be expressed in terms of the average annual compounded rate of return of a hypothetical investment in the Fund or class over periods of one, three, five, and ten years (or for such shorter or longer periods as shares of the Fund have been offered), calculated pursuant to the following formula: P (1 + T)n = ERV (where P = a hypothetical initial payment of $1,000, T = the average annual total return, n = the number of years, and ERV = the ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period). Except as then noted, all total return figures will reflect the deduction of a proportional share of Fund expenses on an annual basis, and assume that all dividends and distributions are reinvested when paid. Quotations of total return may also be shown for other periods. The Fund may also, with respect to certain periods of less than one year, provide total return information for that period that is unannualized. Any such information would be accompanied by standardized total return information.

      The table below sets forth the average annual total return for the Fund for the one-year period ending November 30, 2002, and for the period from the commencement of the Fund's operations until November 30, 2002:

                        Inception        1 Year         Inception to
Fund                       Date           (%)              Date (%)
----------------        ---------        ------         ------------
Alpha LIBOR Fund         12/31/99        -5.93%             1.85%

      The Fund may also from time to time advertise net return and gross return data for each month and calendar quarter since the Fund's inception. Monthly and quarterly return data is calculated by linking daily performance for the Fund (current net asset value divided by prior net asset value), and assumes reinvestment of all dividends and gains. Monthly and quarterly performance data does not reflect payment of any applicable purchase premiums or redemption fees. All quotations of monthly and quarterly returns would be accompanied by standardized total return information. Information relating to the Fund's return for a particular month or calendar quarter is provided to permit evaluation of the Fund's performance and volatility in different market conditions, and should not be considered in isolation.

      From time to time, in advertisements, in sales literature, or in reports to shareholders, the Fund may compare its respective performance to that of other mutual funds with similar investment objectives and to stock or other relevant indices. For example, the Fund may compare its total return to rankings prepared by Lipper Analytical Services, Inc. or Morningstar, Inc., widely recognized independent services that monitor mutual fund performance; the J.P. Morgan U.S. 3 Month Cash Index; or the three-month London Inter Bank Offer Rate ("LIBOR").

      Performance rankings and listings reported in national financial publications, such as Money Magazine, Barron's and Kiplinger's, may also be cited (if the Fund is listed in any such publication) or used for comparison, as well as performance listings and rankings from various other sources including No Load Fund X, CDA Investment Technologies, Inc., Weisenberger Investment Companies Service, and Donoghue's Mutual Fund Almanac.

      Quotations of the Fund's gross return do not reflect any reduction for any Fund fees or expenses unless otherwise noted; if the gross return data reflected the estimated fees and expenses of the Fund, the returns would be lower than those shown. Quotations of gross return for the Fund for a particular month or quarter will be calculated in accordance with the following formula:

Gross Return =

Net Return + (Total Annual Operating Expense Ratio) (# of days in relevant period/365)

                             MANAGEMENT OF THE TRUST

      The following tables present information regarding each Trustee and officer of GMO Trust (the "Trust") as of March 28, 2003. Each Trustee's and officer's age as of March 28, 2003 is set forth in parentheses after his or her name. Unless otherwise noted, (i) each Trustee and officer has engaged in the principal occupation(s) noted in the table for at least the most recent five years, although not necessarily in the same capacity, and (ii) the address of each Trustee and officer is c/o GMO Trust, 40 Rowes Wharf, Boston, MA 02110. The term of office for each Trustee is until the next meeting of shareholders called for the purpose of electing Trustees and until the election and qualification of a successor, or until such Trustee sooner dies, resigns or is removed as provided in the governing documents of the Trust. Because the Fund does not hold annual meetings of shareholders, each Trustee will hold office for an indeterminate period. The term of office for each officer is until their successor is elected and qualified to carry out the duties and responsibilities of their office, or until he or she resigns or is removed from office.

                                                                                       NUMBER OF
       NAME, AGE AND                                               PRINCIPAL         PORTFOLIOS IN         OTHER
     POSITION(S) HELD                                            OCCUPATION(S)        FUND COMPLEX     DIRECTORSHIPS
      WITH THE TRUST        LENGTH OF TIME SERVED              DURING PAST 5 YEARS     OVERSEEN            HELD
    ------------------      ---------------------              -------------------   -------------     -------------
NON INTERESTED TRUSTEES
Jay O. Light (61)            Since May 1996                     Professor of                 38             *(1)
Trustee                                                         Business
                                                                Administration and
                                                                Senior Associate
                                                                Dean, Harvard
                                                                University.

Donald W. Glazer, Esq.       Since December  2000               Advisory Counsel,            38               None
(58) Trustee                                                    Goodwin Procter LLP;
                                                                Secretary and
                                                                Consultant, Provant,
                                                                Inc. (provider of
                                                                performance
                                                                improvement training
                                                                services and
                                                                products) (1998 -
                                                                present);
                                                                Consultant--Business
                                                                and Law.

INTERESTED TRUSTEE
R. Jeremy Grantham(2) (64)   Chairman of the Board of           Member, Grantham, Mayo,       38             None
Chairman of the Board of     Trustees since September 1985;     Van Otterloo & Co. LLC.
Trustees                     President from February 2002 -
                             October 2002; President-
                             Quantitative from September
                             1985 - February 2002

--------------

      (1) Mr. Light is a director of Harvard Management Company, Inc. and Security Capital European Realty. Neither of these companies has a class of securities registered pursuant to Section 12 of the Securities Exchange Act or subject to the requirements of Section 15(d) of that Act and neither of these companies is a registered investment company.

      (2) Trustee is deemed to be on "interested person" of the Trust, as defined by the 1940 Act, because of his affiliation with the Trust's Manager.

Officers

                                POSITION(S) HELD              LENGTH                   PRINCIPAL OCCUPATION(S)
      NAME AND AGE               WITH THE TRUST           OF TIME SERVED                DURING PAST 5 YEARS
      -------------             ----------------          --------------               ----------------------
Scott Eston (47)                President and Chief      President and Chief           Chief Financial Officer
                                Executive Officer        Executive Officer             (1997-present), Chief Operating
                                                         since October 2002;           Officer (2000-present) and
                                                         Vice President from           Member, Grantham, Mayo, Van
                                                         August 1998 -                 Otterloo & Co. LLC.
                                                         October 2002.

Susan Randall Harbert (45)      Chief Financial          Chief Financial               Member, Grantham, Mayo, Van
                                Officer and              Officer since                 Otterloo & Co. LLC.
                                Treasurer                February 2000; Treasurer
                                                         since February 1998;
                                                         Assistant Treasurer from
                                                         May 1995 -February 1998.

Brent C. Arvidson (33)          Assistant Treasurer      Since August 1998.            Senior Fund Administrator,
                                                                                       Grantham, Mayo, Van Otterloo &
                                                                                       Co. LLC (September 1997 -
                                                                                       present).

William R. Royer,  Esq. (37)    Vice President and       Vice President                General Counsel, Anti-Money
                                Clerk                    since February                Laundering Reporting Officer
                                                         1997; Clerk since             (July 2002-February 2003) and
                                                         March 2001; May               Member, Grantham, Mayo, Van
                                                         1999 - August 1999;           Otterloo & Co. LLC.
                                                         May 1995 - May 1997.

Elaine M. Hartnett, Esq. (58)   Vice President and       Vice President                Associate General Counsel,
                                Secretary                since August 1999;            Grantham, Mayo, Van Otterloo &
                                                         Secretary since               Co. LLC (June 1999 - present);
                                                         March 2001.                   Associate/Junior Partner, Hale
                                                                                       and Dorr LLP (1991 - 1999).

Julie L. Perniola (32)          Vice President and       Since February 2003.          Anti-Money Laundering Reporting
                                Anti-Money                                             Officer (February 2003- present)
                                Laundering                                             and Compliance Officer,
                                Compliance Officer                                     Grantham, Mayo, Van Otterloo &
                                                                                       Co. LLC.

      TRUSTEES' RESPONSIBILITIES. Subject to the provisions of the GMO Declaration of Trust, the business of the Trust, an open-end management investment company, shall be managed by the Trustees, and they shall have all powers necessary or convenient to carry out that responsibility including the power to engage in securities transactions of all kinds on behalf of the Trust. Without limiting the foregoing, the Trustees may: adopt By-Laws not inconsistent with the Declaration of Trust providing for the regulation and management of the affairs of the Trust and may amend and repeal them to the extent that such By-Laws do not reserve that right to the shareholders; fill vacancies in or remove from their number (including any vacancies created by an increase in the number of Trustees); remove from their number with or without cause; elect and remove such officers and appoint and terminate such agents as they consider appropriate; appoint from their own number and terminate one or more committees consisting of two or more Trustees which may exercise the powers and authority of the Trustees to the extent that the Trustees determine; employ one or more custodians of the assets of the Trust and authorize such custodians to employ subcustodians and to deposit all or any part of such assets in a system or systems for the central handling of securities or with a Federal Reserve Bank; retain a transfer agent or a shareholder servicing agent, or both; provide for the distribution of Shares by the Trust, through one or more principal underwriters or otherwise; set record dates for the determination of Shareholders with respect to various matters; and in general delegate such authority as they consider desirable to any officer of the Trust, to any committee of the Trustees and to any agent or employee of the Trust or to any such custodian or underwriter.

      There are two standing committees of the Board of Trustees: the Independent Trustees/Audit Committee and the Pricing Committee. The Independent Trustees/Audit Committee assists the Board of Trustees in performing its functions under the 1940 Act and Massachusetts law. The responsibilities of the committee are as follows: perform the specific tasks assigned to the independent Trustees pursuant to the 1940 Act, including periodic consideration of the investment management contracts of the Trust; oversee the audit process for the Trust and consider any questions raised by the independent accountants; select and nominate candidates to serve as independent trustees of the Trust; review on a periodic basis the governance structures and procedures of the Trust; review proposed resolutions of conflict of interest that may arise in the business of the Trust and may effect the shareholders of the Trust; and oversee matters requiring independent oversight of the Trust on behalf of the shareholders of the Trust. Shareholders may recommend trustee nominees to the Independent Trustees/Audit Committee to fill any vacancies that may occur in the Board by sending such recommendations to the Secretary of the Trust. Mr. Glazer and Mr. Light, the non-interested trustees, are members of the Independent Trustees/Audit Committee. During the fiscal year beginning March 1, 2002 and ending November 30, 2002, the committee held two meetings.

      The Pricing Committee determines the fair value of the Trust's securities or other assets under certain circumstances, as described in the GMO Trust Pricing Policies adopted by the Board, as amended from time to time (the "Procedures"). To fulfill its responsibilities and duties the Pricing Committee periodically reviews the Procedures with the Manager and recommends changes (including the establishment of new pricing methodologies), if any, to the Board, and meets on an as-needed basis to determine the fair value of the Trust's securities or other assets, as described in the Procedures. Mr. Glazer and Mr. Light, the non-interested trustees, are members of the pricing committee; Mr. Grantham, the interested trustee, is an alternate member of the pricing committee. During the fiscal year beginning March 1, 2002 and ending November 30, 2002, the Pricing Committee held 18 committee meetings.

      In determining to approve the most recent annual extension of the Fund's investment management agreement, the Trustees met over the course of the year with the relevant investment advisory personnel from the Manager and considered information provided by the Manager relating to the education, experience and number of investment professionals and other personnel providing services under that agreement. See "Management" in the Private Placement Memorandum and "Management of the Trust -- Officers" above. The Trustees also took into account the time and attention devoted by senior management to the Fund. The Trustees evaluated the level of skill required to manage the Fund and concluded that the human resources devoted by the Manager to the Fund were appropriate to fulfill effectively the Manager's duties under the agreement. The Trustees also considered the business reputation of the Manager, its financial resources and its professional liability insurance coverage and concluded that the Manager would be able to meet any reasonably foreseeable obligations under the agreements.

      The Trustees received information concerning the investment philosophy and investment process applied by the Manager in managing the Fund. See "Fund Objective and Summary of Principal Investment Strategies" in the Private Placement Memorandum. In this connection, the Trustees considered the Manager's in-house research capabilities as well as other resources available to the Manager's personnel, including research services available to the Manager as a result of securities transactions effected for the Fund and other investment advisory clients. The Trustees concluded that the Manager's investment process, research capabilities and philosophy were well suited to the Fund, given the Fund's investment objectives and policies.

      The Trustees considered the scope of the services provided by the Manager to the Fund under the agreement relative to services provided by third parties to other mutual funds. The Trustees noted that the Manager's standard of care was comparable to that found in most mutual fund investment advisory agreements. See "Investment Advisory and Other Services" below. The Trustees concluded that the scope of the Manager's services to the Fund was consistent with the Fund's operational requirements, including, in addition to its investment objective, compliance with the Fund's investment restrictions, tax and reporting requirements and related shareholder services.

      The Trustees considered the quality of the services provided by the Manager to the Fund. The Trustees evaluated the Manager's record with respect to regulatory compliance and compliance with the investment policies of the Fund. The Trustees also evaluated the procedures of the Manager designed to fulfill the Manager's fiduciary duty to the Fund with respect to possible conflicts of interest, including the Manager's code of ethics (regulating the personal trading of its officers and employees) (see "Management of the Trust - Code of Ethics" below), the procedures by which the Manager allocates trades among its various investment advisory clients, the integrity of the systems in place to ensure compliance with the foregoing and the record of the Manager in these matters. The Trustees also received information concerning standards of the Manager with respect to the execution of portfolio transactions.

      The Trustees considered the Manager's management of non-advisory services provided by persons other than the Manager by reference, among other things, to the Fund's total expenses and the reputation of the Fund's other service providers. See "Fees and Expenses" in the Prospectus. The Trustees also considered information relating to the Fund's investment performance relative to its performance benchmark and relative to funds with similar objectives managed by other managers. The Trustees reviewed performance over various periods, including one, five and ten year periods (see "Performance" in the Private Placement Memorandum), the volatility of the Fund's returns, as well as factors identified by the Manager as contributing to the Fund's performance. See the Fund's annual reports. The Trustees also considered the competence of the personnel responsible for managing the Fund, the support those personnel received from the Manager, the investment techniques used to manage the Fund, and the overall competence of the Manager. The Trustees concluded that the scope and quality of the Manager's services was sufficient, in light of the Fund's investment performance, particular portfolio management techniques, the resources brought to bear by the Manager, the competence of the Manager, its personnel and systems, and the financial resources of the Manager, to merit reapproval of the agreement for another year.

      In reaching that conclusion, the Trustees also gave substantial consideration to the fees payable under the agreement. The Trustees reviewed information prepared by Lipper Inc. concerning fees paid to investment managers of funds with similar objectives. The Trustees also considered possible economies of scale to the Manager. The Trustees evaluated the Manager's profitability with respect to the Fund, concluding that such profitability was not inconsistent with levels of profitability that had been determined by courts not to be "excessive." For these purposes, the Trustees took into account not only the actual dollar amount of fees paid by the Fund directly to the Manager, but also so-called "fallout benefits" to the Manager such as reputational value derived from serving as Manager to the Fund and the research services available to the Manager by reason of brokerage business generated by the Fund. In evaluating the Fund's advisory fees, the Trustees also took into account the sophistication of the investment techniques used to manage the Fund.

      Based on the foregoing, the Trustees concluded that the fees to be paid the Manager under the advisory agreements were fair and reasonable, given the scope and quality of the services rendered by the Manager.

Trustee Fund Ownership

      The following table sets forth ranges of Trustees' beneficial share ownership in Funds of the Trust as of December 31, 2002.

                                                              AGGREGATE DOLLAR
                                                            RANGE OF FUND SHARES
                                                               OWNED IN ALL
                                DOLLAR RANGE OF FUND          GMO TRUST FUNDS
    NAME/FUND                     SHARES OWNED              OVERSEEN BY TRUSTEE
    ---------                   --------------------        --------------------
Non-Interested Trustees
Jay O. Light                            None                       None

Donald W. Glazer                        None                    $1-$10,000

INTERESTED TRUSTEE
R. Jeremy Grantham                      None                   over $100,000

Non-Interested Trustee Ownership of Securities Issued by the Manager or
 Principal Underwriter
None.

Non-Interested Trustee Ownership of Related Companies

      The following table sets forth information about securities owned by non-interested trustees and their family members as of December 31, 2002 in entities directly or indirectly controlling, controlled by, or under common control with the Manager or Funds Distributor, Inc., the Funds' principal underwriter.

                            NAME OF
   NAME OF                OWNER(S) AND
NON-INTERESTED            RELATIONSHIP
  TRUSTEE                  TO TRUSTEE          COMPANY         TITLE OF CLASS   VALUE OF SECURITIES    % OF CLASS
--------------            -------------        -------         --------------   -------------------    ----------
Jay O. Light                  N/A               None               N/A                 N/A                 N/A

Donald W. Glazer              Self           GMO Brazil           Limited           $234,807**            1.95%
                                            Sustainable         partnership
                                            Forest Fund,         interest
                                           LP, a private
                                             investment
                                          company managed
                                            by Renewable
                                           Resources LLC,
                                          an affiliate of
                                           the Manager.*

                            NAME OF
   NAME OF                OWNER(S) AND
NON-INTERESTED            RELATIONSHIP
  TRUSTEE                  TO TRUSTEE          COMPANY         TITLE OF CLASS   VALUE OF SECURITIES    % OF CLASS
--------------            -------------        -------         --------------   -------------------    ----------
                                             GMO Brazil           Limited            $ 48,853**            1.93%
                                            Sustainable         partnership
                                           Forest Fund 2,        interest
                                           LP, a private
                                             investment
                                          company managed
                                            by Renewable
                                           Resources LLC,
                                          an affiliate of
                                           the Manager.*

                                          GMO Tax-Managed       Limited             $581,146             3.94%
                                          Absolute Return      partnership
                                          Fund, a private       interest
                                            investment
                                          company managed
                                             by the
                                            Manager.***

* The Manager may be deemed to "control" this fund by virtue of its ownership interest in and role as Managing Member of Renewable Resources LLC.

**    Based on a valuation date of September 30, 2002.

*** The Manager may be deemed to "control" this fund by virtue of its serving as investment manager of the fund.

      REMUNERATION. Each non-interested Trustee receives an annual retainer from the Trust for his services. In addition, effective July 1, 2002, the chair of each of the Independent Trustees/Audit Committee and the Pricing Committee will receive an annual fee. Each non-interested Trustee is also paid a fee for each in-person and telephone meeting of the Board of Trustees or any committee thereof attended or participated in, as the case may be, and a fee for consideration of any action proposed to be taken by written consent. No additional compensation is paid to any non-interested Trustee for travel time to meetings, attendance at director's educational seminars or conferences, service on industry or association committees, participation as speakers at directors' conferences or service on special director task forces or subcommittees, although the Trust does reimburse non-interested Trustees for seminar or conference fees and for travel expenses incurred in connection with attendance at such seminars or conferences. Non-interested Trustees do not receive any employee benefits such as pension or retirement benefits or health insurance.

      During the fiscal year beginning March 1, 2002 and ending November 30, 2002, other than as set forth in the table below, no Trustee or officer of the Trust received any direct compensation from the Trust or any series thereof.

                                       AGGREGATE         PENSION OR RETIREMENT      ESTIMATED ANNUAL
                                     COMPENSATION      BENEFITS ACCRUED AS PART      BENEFITS UPON      TOTAL COMPENSATION
    NAME OF PERSON, POSITION         FROM THE FUND          OF FUND EXPENSES           RETIREMENT         FROM THE TRUST
    ------------------------         -------------     ------------------------    -----------------    ------------------
Jay O. Light, Trustee                    $7,096                  N/A                     N/A                 $69,550
Donald W. Glazer, Esq.,                  $7,096                  N/A                     N/A                 $69,550
Trustee

      Messrs. Grantham, Royer and Eston, and Ms. Harbert do not receive any compensation from the Trust, but as members of the Manager will benefit from the management fees paid by each Fund of the Trust.

      As of March 18, 2003, the Trustees and officers of the Trust as a group owned less than 1% of the outstanding shares of the Fund.

      CODE OF ETHICS. Each of the Trust and the Manager has adopted a Code of Ethics pursuant to the requirement of the 1940 Act. Under the Code of Ethics, personnel are permitted to engage in personal securities transactions only in accordance with certain conditions relating to such persons' position, the identity of the security, the timing of the transaction and similar factors. Transactions in securities that may be held by the Fund are permitted, subject to compliance with applicable provisions of the Code. Personal securities transactions must be reported quarterly and broker confirmations of such transactions must be provided for review.

                     INVESTMENT ADVISORY AND OTHER SERVICES

Management Contracts

      As disclosed in the Private Placement Memorandum under the heading "Management of the Trust," under the Management Contract ("Management Contract") between the Trust and the Manager, subject to such policies as the Trustees of the Trust may determine, the Manager will furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. Subject to the control of the Trustees, the Manager also manages, supervises and conducts the other affairs and business of the Trust, furnishes office space and equipment, provides bookkeeping and certain clerical services and pays all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Manager. As indicated under "Portfolio
Transactions--

Brokerage and Research Services," the Trust's portfolio transactions may be placed with broker-dealers who furnish the Manager, at no cost, certain research, statistical and quotation services of value to the Manager in advising the Trust or its other clients.

      The Manager has contractually agreed to reimburse the Fund with respect to certain Fund expenses to the extent that the Fund's total annual operating expenses (excluding brokerage commissions and other investment-related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses and transfer taxes), would otherwise exceed a specified percentage of the Fund's daily net assets.

      The Management Contract provides that the Manager shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties.

      The Management Contract was approved by the Trustees of the Trust (including a majority of the Trustees who were not "interested persons" of the Manager) and by the Fund's sole shareholder in connection with the organization of the Trust and the establishment of the Fund. The Management Contract will continue in effect for a period more than two years from the date of its execution only so long as its continuance is approved at least annually by (i) the vote, cast in person at a meeting called for that purpose, of a majority of those Trustees who are not "interested persons" of the Manager or the Trust, and by (ii) the majority vote of either the full Board of Trustees or the vote of a majority of the outstanding shares of the Fund. The Management Contract automatically terminates on assignment, and is terminable on not more than 60 days' notice by the Trust to the Manager. In addition, the Management Contract may be terminated on not more than 60 days' written notice by the Manager to the Trust.

      Since the commencement of its operations, the Fund has paid no Management Fee to the Manager pursuant to the Management Contract.

      Custodial Arrangements. Investors Bank & Trust Company ("IBT"), 200 Clarendon Street, Boston, Massachusetts 02116, serves as the Trust's custodian on behalf of the Fund. As such, IBT holds in safekeeping certificated securities and cash belonging to the Fund and, in such capacity, is the registered owner of securities in book-entry form belonging to the Fund. Upon instruction, IBT receives and delivers the Fund's cash and securities in connection with Fund transactions and collects all dividends and other distributions made with respect to Fund portfolio securities. IBT also maintains certain accounts and records of the Trust and calculates the total net asset value, total net income and net asset value per share of the Fund on a daily basis.

      Independent Accountants. The Trust's independent accountants are PricewaterhouseCoopers LLP, 160 Federal Street, Boston, Massachusetts 02110. PricewaterhouseCoopers LLP conducts annual audits of the Trust's financial statements, assists in the preparation of the Fund's federal and state income tax returns, consults with the Trust as to matters of accounting and federal and state income taxation and provides assistance in connection with the preparation of various Securities and Exchange Commission filings.

      Counsel. Ropes & Gray, One International Place, Boston, Massachusetts 02110, serves as counsel to the Trust.

                             PORTFOLIO TRANSACTIONS

      The purchase and sale of portfolio securities for the Fund (and for the other investment advisory clients of the Manager) are made by the Manager with a view to achieving their respective investment objectives. For example, a particular security may be bought or sold for certain clients of the Manager even though it could have been bought or sold for other clients at the same time. Likewise, a particular security may be bought for one or more clients when one or more other clients are selling the security. In some instances, therefore, one client may indirectly sell a particular security to another client. It also happens that two or more clients may simultaneously buy or sell the same security, in which event purchases or sales are effected on a pro rata, rotating or other equitable basis so as to avoid any one account being preferred over any other account.

      Transactions involving the issuance of Fund shares for securities or assets other than cash will be limited to a bona fide reorganization or statutory merger and to other acquisitions of portfolio securities that meet all of the following conditions: (a) such securities meet the investment objectives and policies of the Fund; (b) such securities are acquired for investment and not for resale; (c) such securities are liquid securities which are not restricted as to transfer either by law or liquidity of market; and (d) such securities have a value which is readily ascertainable as evidenced by a listing on the American Stock Exchange, the New York Stock Exchange, NASDAQ or a recognized foreign exchange.

      Brokerage and Research Services. In placing orders for the portfolio transactions of the Fund, the Manager will seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The determination of what may constitute best price and execution by a broker-dealer in effecting a securities transaction involves a number of considerations, including, without limitation, the overall net economic result to the Fund (involving price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future and the financial strength and stability of the broker. Because of such factors, a broker-dealer effecting a transaction may be paid a commission higher than that charged by another broker-dealer. Most of the foregoing are subjective considerations.

      Over-the-counter transactions often involve dealers acting for their own account. It is the Manager's policy to place over-the-counter market orders for the Fund with primary market makers unless better prices or executions are available elsewhere.

      Although the Manager does not consider the receipt of research services as a factor in selecting brokers to effect portfolio transactions for the Fund, the Manager will receive such services from brokers who are expected to handle a substantial amount of the Fund's portfolio transactions. Research services may include a wide variety of analyses, reviews and reports on such matters as economic and political developments, industries, companies, securities and portfolio strategy. The Manager uses such research in servicing other clients as well as the Funds.

      As permitted by Section 28(e) of the Securities Exchange Act of 1934 and subject to such policies as the Trustees of the Trust may determine, the Manager may pay an unaffiliated broker or dealer that provides "brokerage and research services" (as defined in the Act) to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction.

      During the three most recent fiscal years, the Trust paid, on behalf of the Fund, the following amounts in brokerage commissions:

         3/1/02 through 11/30/02            $     0
         3/1/01 through 2/28/02             $ 1,035
         3/1/00 through 2/28/01             $98,242

The brokerage commissions incurred by the Fund during the two years preceding the Fund's most recent fiscal year were the result of the Fund's trading in futures contracts. During the Fund's most recent fiscal year, the Fund did not trade in any futures contracts and, therefore, no brokerage commissions were incurred.

                DESCRIPTION OF THE TRUST AND OWNERSHIP OF SHARES

      The Trust is organized as a Massachusetts business trust under the laws of Massachusetts by an Agreement and Declaration of Trust ("Declaration of Trust") dated June 24, 1985. A copy of the Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. The Fund commenced operations on December 31, 1999. The fiscal year for the Fund ends on the last day of November.

      Pursuant to the Declaration of Trust, the Trustees have currently authorized the issuance of an unlimited number of full and fractional shares of thirty-nine series: U.S. Core Fund; Tobacco-Free Core Fund; Value Fund; Intrinsic Value Fund; Growth Fund; Small Cap Value Fund; Small Cap Growth Fund; Real Estate Fund; Tax-Managed U.S. Equities Fund; Tax-Managed Small Companies Fund; International Disciplined Equity Fund; International Intrinsic Value Fund; International Growth Fund; Currency Hedged International Equity Fund; Foreign Fund; Foreign Small Companies Fund; International Small Companies Fund; Emerging Markets Fund; Emerging Countries Fund; Asia Fund; Tax-Managed International Equities Fund; Domestic Bond Fund; Core Plus Bond Fund; International Bond Fund; Currency Hedged International Bond Fund; Global Bond Fund; Emerging Country Debt Fund; Short-Term Income Fund; Global Hedged Equity Fund; Inflation Indexed Bond Fund; Emerging Country Debt Share

Fund; International Equity Allocation Fund; World Balanced Allocation Fund; Global (U.S.+) Equity Allocation Fund; U.S. Sector Fund; Alpha LIBOR Fund; Short-Duration Collateral Fund; Taiwan Fund; and International Core Plus Allocation Fund. The Trustees have further authorized the issuance of up to nine classes of shares of the foregoing series, Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII, Class VIII and Class M Shares. Interests in each portfolio are represented by shares of the corresponding series. Each share of each series represents an equal proportionate interest, together with each other share, in the corresponding series. The shares of such series do not have any preemptive rights. Upon liquidation of a series, shareholders of the corresponding series are entitled to share pro rata in the net assets of the series available for distribution to shareholders. The Declaration of Trust also permits the Trustees to charge shareholders directly for custodial, transfer agency and servicing expenses, but there is no present intention to make such charges.

      The Declaration of Trust also permits the Trustees, without shareholder approval, to subdivide any series of shares into various sub-series of shares with such dividend preferences and other rights as the Trustees may designate. While the Trustees have no current intention to exercise this power, it is intended to allow them to provide for an equitable allocation of the impact of any future regulatory requirements which might affect various classes of shareholders differently. The Trustees may also, without shareholder approval, establish one or more additional separate portfolios for investments in the Trust or merge two or more existing portfolios. Shareholders' investments in such a portfolio would be evidenced by a separate series of shares.

      The Declaration of Trust provides for the perpetual existence of the Trust. The Trust, however, may be terminated at any time by vote of at least two-thirds of the outstanding shares of the Trust. While the Declaration of Trust further provides that the Trustees may also terminate the Trust upon written notice to the shareholders, the 1940 Act requires that the Trust receive the authorization of a majority of its outstanding shares in order to change the nature of its business so as to cease to be an investment company.

                                  VOTING RIGHTS

      Shareholders are entitled to one vote for each full share held (with fractional votes for fractional shares held) and will vote (to the extent provided herein) in the election of Trustees and the termination of the Trust and on other matters submitted to the vote of shareholders. Shareholders vote by individual Fund on all matters except (i) when required by the Investment Company Act of 1940, shares shall be voted in the aggregate and not by individual Fund, and (ii) when the Trustees have determined that the matter affects only the interests of one or more Funds, then only shareholders of such affected Funds shall be entitled to vote thereon. Shareholders of one Fund shall not be entitled to vote on matters exclusively affecting another Fund, such matters including, without limitation, the adoption of or change in the investment objectives, policies or restrictions of the other Fund and the approval of the investment advisory contracts of the other Fund. Shareholders of a particular class of shares do not have separate class voting rights except with respect to matters that affect only that class of shares and as otherwise required by law.

      There will normally be no meetings of shareholders for the purpose of electing Trustees except that in accordance with the 1940 Act (i) the Trust will hold a shareholders' meeting for the election of Trustees at such time as less than a majority of the Trustees holding office have been elected by shareholders, and (ii) if, as a result of a vacancy in the Board of Trustees, less than two-thirds of the Trustees holding office have been elected by the shareholders, that vacancy may only be filled by a vote of the shareholders. In addition, Trustees may be removed from office by a written consent signed by the holders of two-thirds of the outstanding shares and filed with the Trust's custodian or by a vote of the holders of two-thirds of the outstanding shares at a meeting duly called for the purpose, which meeting shall be held upon the written request of the holders of not less than 10% of the outstanding shares. Upon written request by the holders of at least 1% of the outstanding shares stating that such shareholders wish to communicate with the other shareholders for the purpose of obtaining the signatures necessary to demand a meeting to consider removal of a Trustee, the Trust has undertaken to provide a list of shareholders or to disseminate appropriate materials (at the expense of the requesting shareholders). Except as set forth above, the Trustees shall continue to hold office and may appoint successor Trustees. Voting rights are not cumulative.

      No amendment may be made to the Declaration of Trust without the affirmative vote of a majority of the outstanding shares of the Trust except (i) to change the Trust's name or to cure technical problems in the Declaration of Trust and (ii) to establish, designate or modify new and existing series or sub-series of Trust shares or other provisions relating to Trust shares in response to applicable laws or regulations.

                        SHAREHOLDER AND TRUSTEE LIABILITY

      Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of all the property of the relevant Fund for all loss and expense of any shareholder of that Fund held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is considered remote since it is limited to circumstances in which the disclaimer is inoperative and the Fund of which he is or was a shareholder would be unable to meet its obligations.

      The Declaration of Trust further provides that the Trustees will not be liable for errors of judgment or mistakes of fact or law. However, nothing in the Declaration of Trust protects a Trustee against any liability to which the Trustee would otherwise be subject to by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. The By-Laws of the Trust provide for indemnification by the Trust of the Trustees and the officers of the Trust except with respect to any matter as to which any such person did not act in good faith in the reasonable belief that his action was in or not opposed to the best interests of the Trust. Such person may not be indemnified against any liability to the Trust or the Trust shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

              BENEFICIAL OWNERS OF 5% OR MORE OF THE FUNDS' SHARES

      The following chart sets forth the names, addresses and percentage ownership of those shareholders owning beneficially 5% or more of the outstanding shares of the Fund as of March 10, 2003:

                                 Name and Address                                              % Ownership
                                 ----------------                                              -----------
Verib NYXF1776322                                                                                 24.3
Attn:  Mutual Funds Operations
P.O. Box 3198
Pittsburgh, PA  15230-3198

JP Morgan Chase Bank, as Trustee of the General Motors Employees Global Group                     14.9
Pension Trust
Attn:   Mr. Donald Johnson
4 Chase Metrotech Center
Brooklyn, NY  11245

GMO Core Plus Bond Fund                                                                           14.2
c/o GMO
40 Rowes Wharf
Boston, MA  02110

GMO Global Bond Fund                                                                              13.4
c/o GMO
40 Rowes Wharf
Boston, MA  02110

The Chase Manhattan Bank as Directed Trustee for the IBM
Personal Pension Plan Trust                                                                       13.2
Attn:  Mr. Michael Lynch
3 Chase Metrotech Center 5th Floor
Brooklyn, NY  11245

GMO International Bond Fund                                                                        5.8
c/o GMO
40 Rowes Wharf
Boston, MA  02110

                              FINANCIAL STATEMENTS

      The audited financial statements for the GMO Alpha LIBOR Fund for the fiscal year ended November 30, 2002 included in the Trust's Annual Reports filed with the Securities and Exchange Commission pursuant to Section 30(d) of the 1940 Act, and the rules promulgated thereunder, are hereby incorporated in this Statement of Additional Information by reference.

                                    GMO TRUST
                          SPECIMEN PRICE MAKE-UP SHEET

      Following is a computation of the total offering price per share for the GMO Alpha LIBOR Fund based upon its net asset value and shares of beneficial interest outstanding at the close of business on November 30, 2002:

Net Assets at Value (Equivalent to $23.77 per share based
on 11,851,374 shares of beneficial interest)                       $281,715,129

Offering Price                                                     $23.77

                   COMMERCIAL PAPER AND CORPORATE DEBT RATINGS

COMMERCIAL PAPER RATINGS

      Commercial paper ratings of Standard & Poor's are current assessments of the likelihood of timely payment of debts having original maturities of no more than 365 days. Commercial paper rated A-1 by Standard & Poor's indicates that the degree of safety regarding timely payment is either overwhelming or very strong. Those issues determined to possess overwhelming safety characteristics are denoted A-1+. Commercial paper rated A-2 by Standard & Poor's indicates that capacity for timely payment on issues is strong. However, the relative degree of safety is not as high as for issues designated A-1. Commercial paper rated A-3 indicates capacity for timely payment. It is, however, somewhat more vulnerable to the adverse effects of changes in circumstances than obligations carrying the higher designations.

      The rating Prime-1 is the highest commercial paper rating assigned by Moody's. Issuers rated Prime-1 (or related supporting institutions) are considered to have a superior capacity for repayment of short-term promissory obligations. Issuers rated Prime-2 (or related supporting institutions) have a strong capacity for repayment of short-term promissory obligations. This will normally be evidenced by many of the characteristics of Prime-1 rated issuers, but to a lesser degree. Earnings trends and coverage ratios, while sound, will be more subject to variations. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternative liquidity is maintained. Issuers rated Prime-3 have an acceptable capacity for repayment of short-term promissory obligations. The effect of industry characteristics and market composition may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and the requirement of relatively high financial leverage. Adequate alternative liquidity is maintained.

CORPORATE DEBT RATINGS

      STANDARD & POOR'S. A Standard & Poor's corporate debt rating is a current assessment of the creditworthiness of an obligor with respect to a specific obligation. The following is a summary of the ratings used by Standard & Poor's for corporate debt:

AAA -- This is the highest rating assigned by Standard & Poor's to a debt obligation and indicates an extremely strong capacity to pay interest and repay principal.

AA -- Bonds rated AA also qualify as high quality debt obligations. Capacity to pay interest and repay principal is very strong, and in the majority of instances they differ from AAA issues only in small degree.

A -- Bonds rated A have a strong capacity to pay interest and repay principal, although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

BBB -- Bonds rated BBB are regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to repay principal and pay interest for bonds in this category than for bonds in higher rated categories.

BB, B, CCC, CC -- Bonds rated BB, B, CCC and CC are regarded, on balance, as predominately speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. BB indicates the lowest degree of speculation and CC the highest degree of speculation. While such bonds will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

C -- The rating C is reserved for income bonds on which no interest is being paid.

D -- Bonds rated D are in default, and payment of interest and/or repayment of principal is in arrears.

Plus (+) or Minus (-): the ratings from "AA" to "B" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

      Moody's. The following is a summary of the ratings used by Moody's Investor Services, Inc. for corporate debt:

Aaa -- Bonds that are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large, or by an exceptionally stable, margin, and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa -- Bonds that are rated Aa are judged to be high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present that make the long-term risks appear somewhat larger than in Aaa securities.

A -- Bonds that are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present that suggest a susceptibility to impairment sometime in the future.

Baa -- Bonds that are rated Baa are considered as medium grade obligations; i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present, but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and, in fact, have speculative characteristics as well.

Ba -- Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often, the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B -- Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa -- Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

Ca -- Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

C -- Bonds which are rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Should no rating be assigned by Moody's, the reason may be one of the following:

      1.    An application for rating was not received or accepted.

      2. The issue or issuer belongs to a group of securities that are not rated as a matter of policy.

      3.    There is lack of essential data pertaining to the issue or issuer.

      4. The issue was privately placed in which case the rating is not published in Moody's publications.

Suspension or withdrawal may occur if new and material circumstances arise, the effects of which preclude satisfactory analysis; if there is no longer available reasonable up-to-date data to permit a judgment to be formed; if a bond is called for redemption; or for other reasons.

Note: Those bonds in the Aa, A, Baa, Ba and B groups which Moody's believes possess the strongest investment attributes are designated by the symbols Aa1, A1, Baa1 and B1.

                                    GMO TRUST

                            PART C. OTHER INFORMATION

Item 23. Exhibits

      (a)   Amended and Restated Agreement and Declaration of Trust.1

      (b)   Amended and Restated By-laws of the Trust.1

      (c) Please refer to Article 5 of the Trust's Amended and Restated Declaration of Trust, which is hereby incorporated by reference.

      (d) 1. Form of Management Contracts between the Trust, on behalf of each of its GMO U.S. Core Fund (formerly "GMO Core Fund"), GMO Tobacco-Free Core Fund, GMO Value Fund (formerly "GMO Value Allocation Fund"), GMO Growth Fund (formerly "GMO Growth Allocation Fund"), GMO Small Cap Value Fund (formerly "GMO Core II Secondaries Fund"), GMO Small Cap Growth Fund, GMO Real Estate Fund (formerly "GMO REIT Fund"), GMO International Intrinsic Value Fund (formerly "GMO International Core Fund"), GMO Currency Hedged International Equity Fund (formerly "GMO Currency Hedged International Core Fund"), GMO International Disciplined Equity Fund, GMO International Growth Fund, GMO Foreign Fund, GMO Foreign Small Companies Fund, GMO International Small Companies Fund, GMO Emerging Markets Fund, GMO Evolving Countries Fund, GMO Asia Fund, GMO Global Hedged Equity Fund, GMO Domestic Bond Fund, GMO Core Plus Bond Fund (formerly "GMO U.S. Bond/Global Alpha A Fund" and "GMO Global Fund"), GMO International Bond Fund, GMO Currency Hedged International Bond Fund (formerly "GMO SAF Core Fund"), GMO Global Bond Fund, GMO Emerging Country Debt Fund, GMO Short-Term Income Fund, GMO Inflation Indexed Bond Fund, GMO Intrinsic Value Fund; GMO Tax-Managed Small Companies Fund (formerly "GMO U.S. Small Cap Fund"); GMO International Equity Allocation Fund, GMO World Balanced Allocation Fund (formerly "GMO World Equity Allocation Fund"), GMO Global (U.S.+) Equity Allocation Fund, GMO U.S. Sector Fund (formerly "GMO U.S. Sector Allocation Fund"), GMO International Core Plus Allocation Fund, GMO Tax-Managed U.S. Equities Fund, GMO Alpha LIBOR Fund, GMO Tax-Managed International Equities Fund, GMO Emerging Country Debt Share Fund, GMO Taiwan Fund, GMO Short-Duration Collateral Fund and Grantham, Mayo, Van Otterloo & Co. ("GMO");1

      (e)   None.

---------------

1 Previously filed with the Securities and Exchange Commission and incorporated herein by reference.

      (f)   None.

      (g) 1. Custodian Agreement (the "IBT Custodian Agreement") among the Trust, on behalf of certain Funds, GMO and Investors Bank & Trust Company ("IBT");1

            2. Form of Custodian Agreement (the "BBH Custodian Agreement") between the Trust, on behalf of certain Funds, and Brown Brothers Harriman & Co. ("BBH");1

            3. Forms of Letter Agreements with respect to the IBT Custodian Agreement between the Trust, on behalf of certain Funds, GMO and IBT;1

            4. Forms of Letter Agreements with respect to the BBH Custodian Agreement between the Trust, on behalf of certain Funds, and BBH;1

            5. Form of Accounting Agency Agreement (the "Accounting Agency Agreement") between the Trust, on behalf of certain Funds, and BBH;1

            6. Form of Letter Agreement with respect to the Accounting Agency Agreement between the Trust, on behalf of certain Funds, and BBH;1

            7. Form of 17f-5 Delegation Schedule between the Trust, on behalf of certain Funds, and BBH;1

            8. Form of Letter Agreement with respect to 17f-5 Delegation Schedule between the Trust, on behalf of certain Funds, and BBH;1

            9. Form of Amended and Restated Delegation Agreement between IBT and the Trust, on behalf of certain Funds of the Trust;1 and

            10. Form of Letter Agreement with respect to Amended and Restated Delegation Agreement between IBT and the Trust, on behalf of certain Funds.1

      (h) 1. Transfer Agency Agreement among the Trust, on behalf of certain Funds, GMO and IBT;1

            2. Forms of Letter Agreements to the Transfer Agency Agreement among the Trust, on behalf of certain Funds, GMO and IBT;1

---------------

1 Previously filed with the Securities and Exchange Commission and incorporated herein by reference.

            3. Form of Notification of Obligation to Reimburse Certain Fund Expenses by GMO to the Trust;1 and

            4. Form of Amended and Restated Servicing Agreement between the Trust, on behalf of certain Funds, and GMO.1

      (i)   Form of Opinion and Consent of Ropes & Gray.1

      (j)   Consent of PricewaterhouseCoopers LLP. - Exhibit 1

      (k)   Financial Statements - Not applicable.

      (l)   None.

      (m)   None.

      (n) Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, effective June 1, 1996 as amended and restated March 12, 2001.1

      (o)   Reserved.

      (p) Code of Ethics adopted by GMO Trust, Grantham, Mayo, Van Otterloo & Co. LLC, Dancing Elephant, Ltd., GMO Australia Ltd., GMO Australia LLC, GMO Renewable Resources LLC, GMO Woolley Ltd.1

Item 24. Persons Controlled by or Under Common Control with Registrant

      None.

Item 25. Indemnification

      See Item 27 of Pre-Effective Amendment No. 1 which is hereby incorporated by reference.

Item 26. Business and Other Connections of Investment Adviser

---------------

1 Previously filed with the Securities and Exchange Commission and incorporated herein by reference.

      See Item 28 of Pre-Effective Amendment No. 1 which is hereby incorporated by reference.

Item 27. Principal Underwriters

      Not Applicable.

Item 28. Location of Accounts and Records

      See Item 30 of Pre-Effective Amendment No. 1 which is hereby incorporated by reference.

Item 29. Management Services

      Not Applicable.

Item 30. Undertakings

      None.

---------------

1 Previously filed with the Securities and Exchange Commission and incorporated herein by reference.

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940 (the "1940 Act"), the Registrant, GMO Trust, has duly caused this Post-Effective Amendment No. 85 under the 1940 Act to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 28th day of March, 2003.

                               GMO Trust

                               By:  SCOTT E. ESTON*
                                    ----------------------------------
                                    Scott E. Eston
                                    Title:  President; Chief Executive Officer
                                    Principal Executive Officer

      Pursuant to the requirements of the 1940 Act, this Post-Effective Amendment No. 85 to the Trust's Registration Statement under the 1940 Act has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                    Title                                              Date
----------                    -----                                              ----
SCOTT E. ESTON*               President; Chief Executive Officer; Principal      March 28, 2003
----------------------        Executive Officer
Scott E. Eston

SUSAN RANDALL HARBERT*        Chief Financial Officer and Treasurer; Principal   March 28, 2003
----------------------        Financial and Accounting Officer
Susan Randall Harbert

R. JEREMY GRANTHAM*           Trustee                                            March 28, 2003
----------------------
 R. Jeremy Grantham

JAY O. LIGHT*                 Trustee                                            March 28, 2003
----------------------
Jay O. Light

DONALD W. GLAZER*             Trustee                                            March 28, 2003
----------------------
Donald W. Glazer

                                            * By:   /S/ ELAINE M. HARTNETT
                                                   -----------------------
                                                     Elaine M. Hartnett
                                                     Attorney-in-Fact

                                POWER OF ATTORNEY

      I, the undersigned trustee of GMO Trust, a Massachusetts business trust, hereby constitute and appoint each of Elaine M. Hartnett, Susan Randall Harbert and William R. Royer, singly, my true and lawful attorney, with full power to him or her to sign for me, and in my name and in the capacity indicated below, any and all amendments to the Registration Statement filed with the Securities and Exchange Commission for the purpose of registering shares of beneficial interest of GMO Trust, hereby ratifying and confirming my signature as it may be signed by my said attorney on said Registration Statement.

      Witness my hand and common seal on the date set forth below.

        (Seal)

Signature                       Title                 Date
---------                      -------               ------
/s/ Jay O. Light               Trustee              December 11, 2000
------------------
Jay O. Light

                                POWER OF ATTORNEY

      I, the undersigned trustee of GMO Trust, a Massachusetts business trust, hereby constitute and appoint each of Elaine M. Hartnett, Susan Randall Harbert and William R. Royer, singly, my true and lawful attorney, with full power to him or her to sign for me, and in my name and in the capacity indicated below, any and all amendments to the Registration Statement filed with the Securities and Exchange Commission for the purpose of registering shares of beneficial interest of GMO Trust, hereby ratifying and confirming my signature as it may be signed by my said attorney on said Registration Statement.

      Witness my hand and common seal on the date set forth below.

        (Seal)

Signature                       Title               Date
---------                      -------             ------
/s/ R. Jeremy Grantham          Trustee           December 11, 2000
----------------------
R. Jeremy Grantham

                                POWER OF ATTORNEY

      I, the undersigned trustee of GMO Trust, a Massachusetts business trust, hereby constitute and appoint each of Elaine M. Hartnett, Susan Randall Harbert and William R. Royer, singly, my true and lawful attorney, with full power to him or her to sign for me, and in my name and in the capacity indicated below, any and all amendments to the Registration Statement filed with the Securities and Exchange Commission for the purpose of registering shares of beneficial interest of GMO Trust, hereby ratifying and confirming my signature as it may be signed by my said attorney on said Registration Statement.

      Witness my hand and common seal on the date set forth below.

        (Seal)

Signature                       Title               Date
---------                      -------             ------
/s/ Donald W. Glazer            Trustee           December 11, 2000
---------------------------
Donald W. Glazer

                                POWER OF ATTORNEY

      I, the undersigned officer of GMO Trust, a Massachusetts business trust, hereby constitute and appoint each of Elaine M. Hartnett and William R. Royer, singly, my true and lawful attorney, with full power to him or her to sign for me, and in my name and in the capacity indicated below, any and all amendments to the Registration Statement filed with the Securities and Exchange Commission for the purpose of registering shares of beneficial interest of GMO Trust, hereby ratifying and confirming my signature as it may be signed by my said attorney on said Registration Statement.

      Witness my hand and common seal on the date set forth below.

        (Seal)

Signature                       Title               Date
---------                      -------             ------
/s/ Scott E. Eston              President and     October 28, 2002
---------------------------     Chief Executive
Scott E. Eston                  Officer

                                POWER OF ATTORNEY

      I, the undersigned officer of GMO Trust, a Massachusetts business trust, hereby constitute and appoint each of Elaine M. Hartnett and William R. Royer, singly, my true and lawful attorney, with full power to him or her to sign for me, and in my name and in the capacity indicated below, any and all amendments to the Registration Statement filed with the Securities and Exchange Commission for the purpose of registering shares of beneficial interest of GMO Trust, hereby ratifying and confirming my signature as it may be signed by my said attorney on said Registration Statement.

      Witness my hand and common seal on the date set forth below.

        (Seal)

Signature                             Title                   Date
---------                            -------                 ------
/s/ Susan Randall Harbert         Treasurer; Principal      May 2, 2001
-------------------------         Financial and
Susan Randall Harbert             Accounting Officer

                                  EXHIBIT INDEX

                                    GMO TRUST

Exhibit No.     Title of Exhibit
-----------     ----------------
    1           Consent of PricewaterhouseCoopers LLP.